                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement       [_]Confidential, for Use of the
                                          Commission Only (as permitted by Rule
                                          14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             SCHLUMBERGER LIMITED
             (Name of Registrant as Specified In Its Certificate)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
   22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule
   14a-6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                                                                    Schlumberger





                                    NOTICE OF

                     ANNUAL GENERAL MEETING OF STOCKHOLDERS

                                       AND

                                 PROXY STATEMENT

                                 APRIL 10, 2002

            Please sign your proxy card and return it in the enclosed envelope so that you may be represented at the Meeting.

Schlumberger Limited
153 East 53 Street, 57th Floor                                    Schlumberger
New York, New York 10022-4624

    --------------


42, rue Saint-Dominique
75007 Paris, France

   --------------


Parkstraat 83
2514 JG The Hague
The Netherlands

                NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS
                            To Be Held April 10, 2002

                                                                   March 6, 2002


     The Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao, Netherlands Antilles, on Wednesday, April 10, 2002 at 10:30 in the morning (Curacao time), for the following purposes:

1.   To elect 11 directors.

2. To report on the course of business during the year ended December 31, 2001, to adopt and approve the Company's Consolidated Balance Sheet as at December 31, 2001, its Consolidated Statement of Income for the year ended December 31, 2001, and the declaration of dividends by the Board of Directors as reflected in the Company's 2001 Annual Report to Stockholders.

3. To approve the appointment of PricewaterhouseCoopers LLP as independent public accountants to audit the accounts of the Company for 2002.

Action will also be taken upon such other matters as may come properly before the meeting.

         The close of business on February 21, 2002 has been fixed as the record date for the meeting. All holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

                                    By order of the Board of Directors,

                                           James L. Gunderson
                                                Secretary

                                 PROXY STATEMENT

                                                                   March 6, 2002

       This proxy statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (the "Company") of proxies to be voted at the 2002 Annual General Meeting of Stockholders. The approximate mailing date of this proxy statement is March 6, 2002. Business at the meeting is conducted in accordance with the procedures determined by the Chairman of the meeting and is generally limited to matters properly brought before the meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information.

       The Schlumberger 2001 Annual Report to Stockholders is included in this package as a separate document. The Company's Consolidated Balance Sheet as at December 31, 2001, its Consolidated Statement of Income for the year ended December 31, 2001 and the supplemental financial information with respect to dividends included in the Annual Report are incorporated by reference as part of this proxy soliciting material.

       The Company will bear the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $10,000 plus reasonable expenses. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to the beneficial owners.

Voting Procedure

       Each stockholder of record at the close of business on February 21, 2002 is entitled to one vote for each share registered in the stockholder's name. On that date there were ___,___,___ outstanding shares of common stock of Schlumberger, excluding __,___,___ shares held in treasury.

       Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the holding of the meeting. Abstentions and broker non-votes are counted for determining the presence of a quorum but are not counted as votes cast in the tabulation of votes on any matter brought before the meeting.

       Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in the Netherlands Antilles and, as required by Netherlands Antilles law, meetings of stockholders must be held in the Netherlands Antilles. The enclosed proxy card is a means by which a stockholder may authorize the voting of shares at the meeting. It may be revoked at any time by written notice to the Secretary of the Company before it is voted. If it is not revoked, the shares represented will be voted in accordance with the proxy.

                            1. Election of Directors

       It is intended to fix the number of directors at 11 and to elect a Board of Directors of 11 members, each to hold office until the next Annual General Meeting of Stockholders and until a director's successor is elected and qualified or until a director's death, resignation or removal. Each of the nominees, except Jamie S. Gorelick, Andrew Gould and Adrian Lajous, is now a director and was previously elected by the stockholders. Don Ackerman, a director since 1982, Victor Grijalva, a director since 1998, John Mayo, a director since 2001 and Yoshihiko Wakumoto, a director since 1990 are not standing for reelection. Unless instructed otherwise, the proxies will be voted for the election of the 11 nominees named below. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

       A majority of the votes cast is required to elect each of the nominees for director.

       The Board of Directors Recommends a Vote FOR All Nominees.

       The Board of Directors' nominees for election to the Board, together with information furnished by them with respect to their business experience, and other information regarding them, are set forth below:

                                                                                                           Director
                             Nominee, Age and Five-Year Business Experience                                  Since
                             ----------------------------------------------                                  -----

D. EUAN BAIRD, 64; Chairman and Chief Executive Officer since October 1986. (1)...........................   1986
JOHN DEUTCH, 63; Institute Professor, Massachusetts Institute of Technology, Cambridge, Massachusetts
   since January 1997;  Director of U.S. Central Intelligence May 1995 to December 1996; Director of
   Schlumberger Limited, May 1987 to 1993. (2)............................................................   1997
JAMIE S. GORELICK, 51;  Vice Chair of Fannie Mae, the largest source of financing for U.S. home mortgages, since May 1997; Deputy General of the United States, March 1993 to
   April 1997, both in Washington D.C. (3)................................................................   ----
ANDREW GOULD, 55; Executive Vice President Oilfield Services since January 1999, Executive Vice
   President Oilfield Products, February 1998 to January 1999; President, Wireline & Testing,
   October 1993 to February 1998..........................................................................   ----
ADRIAN LAJOUS, 58; Senior Energy Advisor, McKinsey & Company, Houston, Texas, since January 2001;
   Special Advisor to the President of Mexico (international oil matters), January 2000 to November 2000;
   Director and CEO, Pemex, Mexico's national oil company from 1990 to 1999. (4)..........................   ----
ANDRE LEVY-LANG, 64; Independent Investor since November 1999; Chairman of the Executive Board of
   Paribas, an international banking group, May 1998 to August 1999; Chairman of the Board of Management
   of Compagnie Financiere de Paribas from June 1990 until May 1998, Paris. (5). .........................   1992
WILLIAM T. McCORMICK, JR., 57; Chairman and Chief Executive Officer,  CMS Energy Corp., a diversified
   energy company, Dearborn, Michigan. (6)................................................................   1990
DIDIER PRIMAT, 57; President, Primwest Holding N.V., an investment management company, Curacao, N.A.(7).     1988
NICOLAS SEYDOUX, 62; Chairman and Chief Executive Officer, Gaumont, a French film-making enterprise,
   Paris. (7).............................................................................................   1982
LINDA GILLESPIE STUNTZ, 47; Partner, law firm of Stuntz, Davis & Staffier P.C., since February 1995;
   Partner, law firm of Van Ness Feldman,  P.C., March 1993 to February 1995, both in Washington, D.C.(8).   1993
SVEN ULLRING, 66; Independent Adviser since June 2000; President and Chief Executive Officer, Det Norske
   Veritas, provider of safety, quality and reliability services to maritime, offshore and other
   industries from July 1985 through May 2000, Hovik, Norway. (9).........................................   1990

(1) Mr. Baird is a director of Scottish Power, a company which supplies gas, electricity and water services in the United Kingdom and Western United States; Societe Generale Group, an international banking group; and AREVA, a nuclear power and connectors company, and a trustee of Haven Capital Management Trust.

(2) Mr. Deutch is a director of Citigroup, a banking and insurance organization; CMS Energy Corp., a diversified energy company; Cummins Engine Company, Inc., a manufacturer of diesel engines and components; ARIAD Pharmaceuticals, which is engaged in the discovery of novel pharmaceuticals; and Raytheon Corporation, an electronics manufacturer. Mr. Deutch's adult son, Paul Deutch, is employed by a unit of Schlumberger. The employment of Mr. Deutch's son was not influenced by John Deutch's position as a director of the Company.

(3) Ms. Gorelick is a director of United Technologies Corporation, a company which provides high technology products and services to the aerospace industry where she serves on its Audit, Finance and Public Issues Review Committees, and serves on the Harvard Board of Overseers, the John D. and Catherine T. MacArthur Foundation, the Boards of America's Promise and the Carnegie Endowment for International Peace, and is a member of the Council on Foreign Relations and the Central Intelligence Agency's National Security Advisory Panel

(4) Mr. Lajous is President of Petrometrica, an energy consulting company, Mexico City; President of Oxford Institute for Energy Studies, Oxford, U.K.; and Senior Energy Advisor at Morgan Stanley, London.

(5) Mr. Levy-Lang is a director and member of the Compensation Committee of AGF, a French insurance company and a director of Dexia, a Belgian financial services company.

(6) Mr. McCormick is Chairman of Consumers Energy, a utility company; and a director of Bank One, Inc., a regional bank holding company, and Rockwell Automation Inc., a diversified producer of, among others, electronic, industrial automation and avionics products.

(7) Mr. Primat and Mr. Seydoux are cousins.

(8) Mrs. Stuntz is a director of American Electric Power Company, Inc., an electric and power holding company, where she is Chairman of its Finance Committee and is a member of its Executive, Public Policy, and Directors Committees; and a director of the Electricity Innovation Institute, a nonprofit public benefit corporation engaged in research and technologies related to electricity production, transmission, distribution and utilization.

(9) Mr. Ullring is Chairman of the Supervisory Board of Norsk Hydro, an energy, fertilizer and metals company; Chairman of the Supervisory Board of Storebrand, an insurance company; and Chairman of the Board of the Environmental Forum, all in Oslo, Norway; and a member of the Board of Keppel Corporation, a real estate development, shipbuilding and telecommunications company in Singapore.

Security Ownership of Certain Beneficial Owners and Management

       The following table sets forth certain information with respect to persons known by the Company to be the beneficial owner of 5% or more of the Common Stock.

                                                     Beneficial Ownership
                                                       of Common Stock
                                             --------------------------------
                                             Number of             Percentage
Name and Address                              Shares                of Class
----------------                             --------------------------------
FMR Corp. (1)                                43,972,478              7.638%
    85 Devonshire Street Boston
    Massachusetts 02109
   (1) Based on a Statement on Schedule 13G dated February 14, 2002. Such filing indicates that FMR Corp. has sole voting power with respect to 3,016,417 shares and sole dispositive power with respect to 43,972,478 shares. FMR Corp. is the parent of Fidelity Management & Research Company, investment adviser to the Fidelity group of investment companies. The filing indicates that the Common Stock was acquired in the ordinary course of business and not for the purpose of influencing control of the Company.

         The following lists the shares of Schlumberger Common Stock beneficially owned as of January 31, 2002 by all directors and nominees, by each of the named executive officers, and by the directors and officers as a group. Except as footnoted, each individual has sole voting and investment power over the shares listed by that individual's name. As of January 31, 2002, no nominee for director owned more than 1% of the outstanding shares of the Company's Common Stock, except Mr. Primat who owned 4.09%. All 23 directors and executive officers as a group owned 4.33% of the outstanding shares of the Company at January 31, 2002.

  Name                                                           Shares
  ----                                                           ------

  Don E. Ackerman                                                     2,500
  D. Euan Baird                                                   2,403,404  (1)
  Pierre Bismuth                                                    202,092  (2)
  John Deutch                                                         4,100  (3)
  Maurice Dijols                                                    104,073  (4)
  Jaime S. Gorelick                                                       0
  Andrew Gould                                                      329,918  (5)
  Victor E. Grijalva                                                786,288  (6)
  Adrian Lajous                                                           0  (7)
  Andre Levy-Lang                                                     4,500
  Jack Liu                                                          207,955
  John C. Mayo                                                        2,500
  William T. McCormick, Jr.                                          10,500
  Irwin Pfister                                                     340,740  (8)
  Didier Primat                                                  23,557,628  (9)
  Nicolas Seydoux                                                   252,024 (10)
  Linda Gillespie Stuntz                                              5,800 (11)
  Sven Ullring                                                        3,905
  Yoshihiko Wakumoto                                                  2,500
  All directors and executive officers as a group (23 persons)   24,939,904 (12)
____________

(1) Includes 699,955 shares held in a revocable grantor trust and 1,703,449 shares which may be acquired by Mr. Baird within 60 days through the exercise of stock options.
(2) Includes 58,177 shares held in a revocable grantor trust; 135,089 shares which may be acquired by Mr. Bismuth within 60 days through the exercise of stock options; and 4,800 shares in which he shares voting and investment power.
(3) Includes 600 shares owned by Mr. Deutch's wife, as to which he disclaims beneficial ownership.
(4) Includes 89,524 shares which may be acquired by Mr. Dijols within 60 days through the exercise of stock options.
(5) Includes 294,918 shares which may be acquired by Mr. Gould within 60 days through the exercise of stock options.
(6) Includes 670,389 shares which may be acquired by Mr. Grijalva within 60 days through the exercise of stock options.
(7) Excludes 300 shares held in a family trust as to which Mr. Lajous does not have voting or investment powers.
(8) Includes 321,950 shares which may be acquired by Mr. Pfister within 60 days through the exercise of stock options.
(9) Includes 560,000 shares as to which Mr. Primat shares investment power and 5,999,008 shares held for account of the minor children of Mr. Primat as to which he has joint voting and investment power.
(10) Includes 15,364 shares owned by Mr. Seydoux's wife as to which he shares voting and investment power.
(11) Includes 3,000 shares as to which Mrs. Stuntz shares voting power and 300 shares owned by a minor child in a trust for which Mrs. Stuntz serves as trustee.
(12) Includes 3,824,123 shares which may be acquired by executive officers as a group because they have the right to acquire such shares within 60 days through the exercise of stock options.

Board and Committees

         Schlumberger has an Audit, a Compensation, a Finance, a Nominating and a Technology Committee.

         The Audit Committee is comprised of four independent directors. It assists the Board in fulfilling its responsibilities to oversee the Company's financial reporting process and monitors the integrity of the Company's financial statements and the independence and performance of the Company's auditors. The Audit Committee recommends for appointment by the Board of Directors, subject to approval by the stockholders, a firm of independent certified public accountants whose duty is to examine the Schlumberger consolidated financial statements. Mrs. Stuntz is Chair of the Audit Committee, and Messrs. Levy-Lang, Mayo and Primat are the other members.

         The Compensation Committee reviews and approves the compensation of the officers of the Company, advises on compensation and benefits matters and administers the Company's stock option plans. Mr. McCormick is Chair of the Compensation Committee. Messrs. Ackerman, Seydoux and Ullring are the other members.

         The Finance Committee advises on various matters, including dividend and financial policies and the investment and reinvestment of funds. The Finance Committee periodically reviews the administration of the Schlumberger employee benefit plans and those of its subsidiaries. Mr. Levy-Lang is Chair of the Finance Committee and Messrs. Ackerman, Baird, Grijalva and Wakumoto are the other members.

         The Nominating Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meetings of stockholders. It may also recommend to the Board persons to be appointed by the Board or to be elected by the stockholders to fill any vacancies which occur on the Board. Mr. Seydoux is Chair of the Nominating Committee, and Mrs. Stuntz, Messrs. Baird, Deutch and McCormick are the other members. The Nominating Committee will consider nominees recommended by stockholders who may submit nominations to Chair, Nominating Committee, care of the Secretary, Schlumberger Limited, 153 East 53 Street, 57th Floor, New York, New York 10022-4624.

         The Technology Committee advises the Board and senior management on various matters including the quality and relevance of programs dealing with scientific research, development, information and manufacturing technology and also advises on research strategy and university relationships. Mr. Deutch is Chair of the Technology Committee and Mr. Levy-Lang is also a member.

         During 2001 the Board of Directors held five meetings. The Audit Committee met four times; the Compensation Committee met four times; the Finance Committee met once; the Nominating Committee met five times; and the Technology Committee met twice. All incumbent director nominees attended at least 83% of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served.

     Directors who are employees of Schlumberger do not receive compensation for serving on the Board or on committees of the Board. Board members who are not employees receive annual fees of $40,000 each, annual stock awards of 500 shares of Schlumberger common stock and additional annual fees of $10,000 as members of each of the committees on which they serve, except that the Chair of each Committee receives an annual fee of $20,000, rather than the $10,000 annual fee for committee service.

Audit Committee Report

     The Audit Committee is comprised of four independent directors and operates under a written charter reviewed annually by the Board of Directors. The Audit Committee assists the Board in fulfilling its responsibilities to oversee the Company's financial reporting process and monitors the integrity of the Company's financial statements and the independence and performance of the Company's auditors. In this context, we have reviewed and discussed the Company's financial statements with Company management and the independent auditors, PricewaterhouseCoopers LLP, including matters raised by the independent auditors pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has reviewed and discussed such other matters as we deemed appropriate.

     The Company's independent auditors provided the Audit Committee with written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed the PricewaterhouseCoopers' independence with them.

     We have considered whether the provision of services by PricewaterhouseCoopers LLP not related to the audit of the Company's financial statements and to the review of the Company's interim financial statements is compatible with maintaining PricewaterhouseCoopers' independence.

     Based on the foregoing review and discussion, and relying on the representation of Company management and the independent auditors' report to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE SCHLUMBERGER
BOARD OF DIRECTORS

             A. Levy-Lang              D. Primat
             J. Mayo                   L. Stuntz, Chair

EXECUTIVE COMPENSATION
Summary of Cash and Certain Other Compensation

         The following table shows the compensation paid by the Company and its subsidiaries to the Chief Executive Officer, the next four most highly compensated executive officers as of December 31, 2001, and to one other person who served as an executive officer during the year but who was not an executive officer as of December 31, 2001 (the "named officers") for the fiscal years ending December 31, 2001, 2000 and 1999.

                                                     SUMMARY COMPENSATION TABLE
                                                                                     Long Term Compensation
                                                                                     --------------------------
                                                      Annual Compensation                    Awards
                                                      -------------------                   -------
                                                                                            Securities                 All
                                                                                            Underlying                Other
Name and Principal Position                     Year    Salary ($)(2)  Bonus ($)(2)       Options (#)(3)        Compensation ($)(4)
---------------------------                     ----    -------------  ------------       --------------        -------------------
D. E. Baird ................................    2001     1,500,000     2,000,000                  0                 210,000
  Chairman and                                  2000     1,500,000     1,500,000                  0                 175,000
  Chief Executive Officer                       1999     1,500,000     1,000,000                  0                 105,000
------------------------------------------------------------------------------------------------------------------------------------
A. Gould ...................................    2001       800,000     1,120,000            100,000                  95,704
  Executive Vice President,                     2000       507,000       567,200            200,000                  53,922
  Oilfield Services                             1999       589,102       310,915             54,950                  36,691
------------------------------------------------------------------------------------------------------------------------------------
I. Pfister .................................    2001       575,000       675,000            100,000                  50,750
  Executive Vice President,                     2000       500,000       150,000            100,000                  44,800
  SchlumbergerSema                              1999       500,000       290,000             54,949                  39,719
------------------------------------------------------------------------------------------------------------------------------------
J. Liu .....................................    2001       450,000       245,000                  0                  44,100
  Executive Vice President                      2000       400,000       180,000            100,000                  39,550
Finance and Chief Financial Officer             1999       400,000       165,000             54,949                  22,250
------------------------------------------------------------------------------------------------------------------------------------
M. Dijols (1) ..............................    2001       356,827       281,093             20,000                  47,013
  Former Vice President,
  Information Technology
------------------------------------------------------------------------------------------------------------------------------------
P. Bismuth .................................    2001       350,000       210,000             20,000                  37,240
  Vice President, Personnel

1) Mr. Dijols was Vice President Information Technology from May 1, 2001 until September 17, 2001 and is now President EUA, SchlumbergerSema.
2) Salary and bonus amounts include cash compensation earned and received and any amounts deferred under the Schlumberger Restoration Savings
      Plan.
3)    The Company has granted no stock appreciation rights or restricted stock.
4)    The 2001 amounts disclosed in this column include:
           (a) Company contributions to Schlumberger Profit Sharing Plans
           (b) Company contributions to the International Staff Profit
               Sharing Plan
           (c) Company unfunded credits to the Schlumberger Supplementary Benefit Plan
           (d) Company unfunded matching credits to the Schlumberger Restoration Savings Plan

                              (a)($)    (b)($)  (c)($)     (d)($)
                              ------    ------  ------     ------
Mr. Baird ................    11,900      N/A   113,200    84,900
Mr. Gould ................    11,900      N/A    47,888    35,916
Mr. Pfister ..............    11,900      N/A    22,200    16,650
Mr. Liu ..................    11,900      N/A    18,400    13,800
Mr. Dijols ...............    13,600   13,946    12,167     7,300
Mr. Bismuth ..............    11,900      N/A    14,480    10,860



     The Company's matching credits under the Schlumberger Restoration Savings Plan are vested one-third at three years of service, two-thirds at four years, fully at five years or upon reaching the earliest of age 60, death or change of control. The amounts credited under the Schlumberger Restoration Savings Plan will be paid upon termination or retirement, death, disability, or change in control.

Stock Option Grants Table

         The following table sets forth certain information concerning options granted during 2001 to the named officers. Shown are hypothetical gains that could be realized for the respective options, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the ten-year term of the options. Any amount realized upon exercise of the options will depend upon the market price of Schlumberger common stock at the time the option is exercised relative to the exercise price of the option. There is no assurance that the amounts reflected in this table will be realized.

                                Option Grants in Last Fiscal Year

                                       Individual Grants
                 ----------------------------------------------------------------
                                      % of Total                                   Potential Realizable Value at
                      Number of         Options                                       Assumed Annual Rates of
                     Securities        Granted to      Exercise                      Stock Price Appreciation
                 Underlying Options   Employees in       Price       Expiration         for Option Term
                                                                                   ----------------------------
Name               Granted (#) (1)     Fiscal Year     ($/SH)(2)        Date           5%($)        10%($)
----             ------------------   -------------  -------------   ------------  -------------  -------------
D. E. Baird ....            0              ----           ----            ----            ----          ----

A. Gould .......      100,000              2.43         62.375         4/18/11      $3,922,730    $9,940,969

I. Pfister .....      100,000              2.43         62.375         4/18/11      $3,922,730    $9,940,969

J. Liu .........            0              ----           ----            ----            ----          ----

M. Dijols ......       20,000              0.49         62.375         4/18/11      $ 784,546     $1,988,194

P. Bismuth .....       20,000              0.49         62.375         4/18/11      $ 784,546     $1,988,194


------------
(1) The Company has not granted any stock appreciation rights. Options listed above become exercisable in installments of 20% each year following the date of grant. All outstanding stock options become fully exercisable prior to liquidation or dissolution of the Company or prior to any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation unless such merger, reorganization or consolidation provides for the assumption of such stock options.
(2) The exercise price of the options is equal to the average of the high and the low per share prices of the common stock on the options' dates of grant and may be paid in cash or by tendering shares of common stock. Applicable tax obligations may be paid in cash or by the withholding of shares of common stock.

Stock Option Exercises and
December 31, 2001 Stock Option Value Table

         The following table shows certain information concerning options exercised during 2001 by the named officers and the number and value of unexercised options at December 31, 2001. Schlumberger has not granted stock appreciation rights. The values of unexercised in-the-money stock options at December 31, 2001 as shown below are presented pursuant to Securities and Exchange Commission rules. Any amount realized upon exercise of stock options will depend upon the market price of Schlumberger common stock at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money options reflected in this table will be realized.

       Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
                                 Option Values

                                                                      Number of Securities    Value of Unexercised
                                                                     Underlying Unexercised   In-The-Money Options
                                      Shares                          Options at FY-End (#)     at FY-End ($) (2)
                                   Acquired on     Value Realized         Exercisable /           Exercisable /
Name                               Exercises (#)      ($) (1)             Unexercisable           Unexercisable
----                               -------------   -------------       -------------------      -----------------
D. E. Baird ..............              0               __                  1,703,449/             34,479,556/
                                                                              109,900                    0.00
A. Gould .................              0               __                    283,928/              3,976,843/
                                                                              323,742                 333,228
I. Pfister ...............              0               __                    310,960/              4,287,425/
                                                                              240,443                 333,208

                                                                      Number of Securities    Value of Unexercised
                                                                     Underlying Unexercised   In-The-Money Options
                                      Shares                          Options at FY-End (#)     at FY-End ($) (2)
                                   Acquired on     Value Realized         Exercisable /           Exercisable /
Name                               Exercises (#)      ($) (1)             Unexercisable           Unexercisable
----                               -------------   -------------       -------------------      -----------------
J. Liu ....................             0               __                    180,555/              2,393,031/
                                                                              139,344                 333,218

M. Dijols .................          10,990          393,519                   85,128/                451,019/
                                                                               74,770                 133,271

P. Bismuth ................             0               __                    135,089/              1,530,732/
                                                                               87,960                   $0.00

---------------------
(1)  Market value of stock on date of exercise less exercise price.
(2)  Closing price of stock on December 31, 2001 ($54.95) less exercise price.


Pension Plans

         Schlumberger and certain of its subsidiaries maintain pension plans for employees, including executive officers, providing for lifetime pensions upon retirement after a specified number of years of service. Employees may participate in one or more pension plans in the course of their careers with the Company or its subsidiaries, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded on an actuarial basis through cash contributions made by the Company or its subsidiaries. Certain of the plans also permit or require contributions by employees.

         Benefits under the international staff pension plans of the Company and certain of its subsidiaries are based on a participant's pensionable salary (generally, base salary plus incentive) for each year in which the employee participates in the plans and the employee's length of service with the Company or the subsidiary. Since January 1, 1993, the benefit earned has been 3.2% of pensionable salary for each year of service. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement. Estimated annual benefits from these plans payable upon retirement are: $37,052 for Mr. Baird, $124,237 for Mr. Gould, $61,612 for Mr. Liu, $43,167 for Mr. Dijols and $36,580
for Mr. Bismuth.

         Benefits under the U.S. tax qualified pension plans of the Company and certain of its subsidiaries are based on an employee's admissible compensation (generally, base salary plus incentive) for each year in which an employee participates in the U.S. plans and the employee's length of service with the Company or the subsidiary. From January 1, 1989, the benefit earned has been 1.5% of admissible compensation for service prior to the employee's completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. The Company has adopted a supplementary benefit plan for eligible employees, including executive officers. Amounts under the supplementary plan are accrued under an unfunded arrangement to pay each individual the additional amount which would have been payable under the plans if the amount had not been subject to limitations imposed by law on maximum annual benefit payments and on annual compensation recognized to compute plan benefits. Estimated annual benefits from the plans payable upon retirement (assuming retirement at age 65) are: $43,292 for Mr. Dijols and, assuming admissible compensation continues at the December 31, 2001 levels, estimated annual benefits payable from the U.S. plans and the supplementary benefit plan are: $715,795 for Mr. Baird; $318,441 for Mr. Gould; $213,241 for Mr. Pfister; $206,603 for Mr. Liu and $196,849 for Mr. Bismuth.

Corporate Performance Graph

         The following graph compares the yearly percentage change in the cumulative total stockholder return on Schlumberger common stock, assuming reinvestment of dividends on the last day of the month of payment into common stock of Schlumberger, with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on Value Line's Oilfield Services Industry Group over the preceding five-year period. The following graph is presented pursuant to Securities and Exchange Commission rules. Schlumberger believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Schlumberger executive compensation program is based on financial and strategic results and the other factors set forth and discussed in the Compensation Committee Report beginning on page 9.


                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
       AMONG SCHLUMBERGER LIMITED, S&P 500 INDEX AND VALUE LINE'S OILFIELD
                             SERVICES INDUSTRY INDEX


                                    [GRAPH]

                                                           Value Line
                                                       Oilfield Services
                 Schlumberger Ltd.       S&P 500         Industry Index
                 -----------------       -------       -----------------

12/31/96               $100               $100               $100

12/31/97                163                133                155

12/31/98                 95                171                 75

12/31/99                130                208                111

12/31/00                187                189                154

12/31/01                130                166                109


         Assumes $100 invested on December 31, 1996 in Schlumberger Limited stock, in the S&P 500 Index and in Value Line's 2001 Oilfield Services Industry Index. Reflects reinvestment of dividends on the last day of the month of payment and annual reweighting of the Industry Peer Index portfolio.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board is composed entirely of outside Directors who review and approve compensation programs applicable to executive officers. Specific awards for these officers are approved by the Committee.

         Three programs continue to provide the core compensation vehicles for executive officers:

                -   Base Salaries
                -   Annual Cash Incentive Awards
                -   Stock Option Grants

         Base salaries are reviewed annually for competitiveness against a database of comparator company information provided by outside compensation consultants. The companies in the database are from industry segments in which Schlumberger competes: Oilfield Services and Information Technology with SchlumbergerSema. The companies in the database change slightly from year to year due to mergers and acquisitions as well as the normal movement of companies into and out of the database at their own volition.

         The comparator companies used for compensation purposes are different from those in the Corporate Performance Graph (the Value Line Oilfield Services Industry Index).

         While executive officer base salaries are reviewed annually to analyze their position versus the competitive market, they are adjusted less frequently. Except for significant changes in responsibility, an executive officer's base salary may be increased every three to five years and then by a significant amount. This has allowed the Company to focus primarily on variable compensation during periods of low inflation.

         Mr. Gould's base salary was increased to $800,000 based on increased corporate responsibilities. Mr. Pfister's base salary was increased to $600,000 in April 2001, when he became Executive Vice President of SchlumbergerSema following the acquisition of Sema plc by the Company. Mr. Liu's base salary was increased to $450,000 to position him competitively in the market.

         Annual cash incentive awards for each executive officer are payable early in the calendar (fiscal) year and reflect performance against targets or objectives established in the preceding year.

         Incentive awards for executive officers are calculated as a percentage of the base salary paid for the completed calendar year. The percent varies among executive officer positions to reflect the different levels of impact on Company results. For 2001, the incentive award ranges were:

                  0 to 100% for Mr. Baird
                  0 to 100% for Messrs. Gould and Pfister
                  0 to 75% for Mr. Liu
                  0 to 60% for Mr. Bismuth

         With exceptional results incentive ranges can be exceeded.

         One half of the incentive for each executive officer is a function of performance against financial targets for the Company (Messrs. Baird, Liu and Bismuth) or the business sector for which the executive officer is responsible (Messrs. Gould and Pfister). In 2001, the Company and the business sector targets were based on net income goals.

         The second half of the incentive relates to performance against various objectives of each executive officer. Objectives may be strategic or personal and may relate solely to the completed fiscal year or be interim measures against longer-term objectives. The evaluation of the achievement of objectives is discretionary and subject to approval of the Committee.

         Mr. Gould's cash compensation is in the top quartile of the comparator market based on the strong financial performance of the oilfield services sector in 2001. Mr. Pfister's cash compensation is in the third quartile of the comparator market. His objectives were the acquisition of Sema plc and its integration with Test and Transactions and the remaining businesses of the Resource Management Services Group. Mr. Liu's and Mr. Bismuth's results are based on financial goals established for the Company and specific functional and personal objectives. Mr. Liu's and Mr. Bismuth's compensation places them in the top half of the comparator companies.

         Stock option grants are awarded on a general basis to eligible employees on an 18-month to two-year cycle. Grants are awarded on a discretionary basis to professional, managerial and technical employees who demonstrate exceptional performance in their current positions, as well as the likelihood of continuing high quality performance in the future. In addition, grants are awarded between general reviews to recognize promotions, substantial changes in responsibility, significant individual or team achievements, and under special circumstances. In 2001, following the acquisition of Sema plc, eligible SchlumbergerSema employees were recognized with a stock option grant.

         Of the named executive officers, Messrs. Gould, Pfister and Bismuth were awarded stock option grants in 2001.

         The stock option grants awarded by the Company are normally uniform in their terms for executive officers as well as for other optionees: 10-year term; vesting of 20% each year following the date of grant; and option price equal to fair market value on the date of grant. The Company occasionally awards grants with different vesting schedules in particular circumstances. The Company does not utilize below-market options, stock appreciation rights, phantom stock, restricted stock, performance units or reload options.

         Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual. The Committee does not believe that the cash compensation payable in excess of this amount for fiscal year 2001 will result in any material loss of tax deduction. Therefore, the Committee has elected not to follow the provisions of Section 162(m) with regard to cash compensation. The Company's stock option plans are believed to be in compliance with the provisions of Section 162(m).

Bases for the Compensation of the Chief Executive Officer

         As in past years, the same companies used for comparison purposes to review base salaries of other executive officers (and managerial employees throughout Schlumberger) are analyzed to review the base salary of the Chief Executive Officer. The approximately 50 companies in the data base are from broad industry segments in which Schlumberger operates.

         The Chief Executive Officer's salary remained at $1,500,000 during
2001.

         The annual incentive range for Mr. Baird was 100% of base salary in 2001. One-half of this award was measured against net income targets for the Company. These targets were exceeded, so payment on the financial portion of the incentive award is greater than 50% of base salary.

         The second half of the award reflects the Committee's evaluation of Mr. Baird's excellent performance against strategic objectives established early in 2001 for the calendar year. These objectives were a combination of acquisitions, divestitures, and integration of new businesses. Disclosure of specific measures applied to evaluate achievement of Mr. Baird's objectives could adversely affect the Company's competitive position.

         The total cash incentive awarded Mr. Baird for 2001 performance was $2,000,000. In combination with base salary, this places him in the top quartile of comparator market data.

         Mr. Baird has no employment agreement with the Company.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER
BOARD OF DIRECTORS

         Don E. Ackerman                                        Nicolas Seydoux
         William T. McCormick, Jr., Chair                       Sven Ullring

                             2. Financial Statements

         The Company's Consolidated Balance Sheet as at December 31, 2001, its Consolidated Statement of Income for the year ended December 31, 2001, as audited by PricewaterhouseCoopers LLP, and the amount of dividends declared by the Board of Directors during 2001 are submitted to the stockholders pursuant to the Schlumberger Deed of Incorporation.

         A majority of the votes cast is required for the adoption and approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board of Directors as reflected in the 2001 Annual Report to Stockholders.

         The Board of Directors Recommends a Vote FOR Item 2.

                           3. Appointment of Auditors

         PricewaterhouseCoopers LLP have been selected by the Board of Directors as independent public accountants to audit the accounts of the Company for the year 2002. The Schlumberger by-laws provide that the selection of auditors is subject to approval by the stockholders, and a majority of the votes cast is required for such approval. A representative of PricewaterhouseCoopers LLP will attend the 2002 Annual General Meeting and will have the opportunity to make a statement and respond to questions.

         Fees Paid to PricewaterhouseCoopers LLP

         PricewaterhouseCoopers LLP has billed the Company and its subsidiaries fees and out-of-pocket expenses as set forth in the table below for (i) the audit of the Company's 2001 annual financial statements and reviews of quarterly financial statements, (ii) financial information systems design and implementation work rendered in 2001 and (iii) all other services rendered in 2001.

                                           Financial Information
                                            Systems Design and
                              Audit Fees    Implementation Fees   All Other Fees
                              ----------    -------------------   --------------

         Fiscal year 2001     $6,305,000         $1,385,000        $7,255,000


         The Board of Directors Recommends a Vote FOR Item 3.

Stockholder Proposals for 2003 Annual General Meeting

         In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2003 Annual General Meeting of Stockholders, written proposals must be received by the Secretary of the Company, 153 East 53 Street, 57th Floor, New York, New York 10022-4624, no later than November 6, 2002. Pursuant to the rules under the Securities Exchange Act of 1934, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2003 Annual General Meeting if the stockholder making the proposal has not given notice to the Company by January 20, 2003.

Other Matters

         Stockholders may obtain a copy of Form 10-K filed with the Securities and Exchange Commission without charge by writing to the Secretary of the Company at 153 East 53 Street, 57th Floor, New York, New York 10022-4624.

         The Board of Directors knows of no other matter to be presented at the Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

         Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

                                            By order of the Board of Directors,

                                                    James L. Gunderson
                                                         Secretary

New York, N.Y.
March 6, 2002

    SCHLUMBERGER LIMITED (SCHLUMBERGER N.V., INCORPORATED IN THE NETHERLANDS
                       ANTILLES) AND SUBSIDIARY COMPANIES

                        CONSOLIDATED STATEMENT OF INCOME


                                                       (Stated in thousands except per share amounts)

Year Ended December 31,                               2001                  2000                 1999
-----------------------                         -----------------     -----------------    ------------------
Revenue
   Operating                                     $    13,745,806       $     9,611,462      $      8,394,947
   Interest and other income                             242,258               423,255               356,758
                                                -----------------     -----------------    ------------------
                                                      13,988,064            10,034,717             8,751,705
                                                -----------------     -----------------    ------------------

Expenses
   Cost of goods sold and services                    10,641,768             7,514,621             6,877,635
   Research & engineering                                704,336               540,698               522,240
   Marketing                                             447,265               316,816               313,871
   General                                               683,613               425,820               363,695
   Interest                                              384,896               276,081               192,954
                                                -----------------     -----------------    ------------------
                                                      12,861,878             9,074,036             8,270,395
                                                -----------------     -----------------    ------------------

Income from continuing operations before
   taxes and minority interest                         1,126,186               960,681               481,310

   Taxes on income                                       575,424               228,248               140,772
                                                -----------------     -----------------    ------------------

Income from continuing operations
   before minority interest                              550,762               732,433               340,538

   Minority interest                                     (28,545)                2,163               (11,204)
                                                -----------------     -----------------    ------------------

Income from continuing operations                        522,217               734,596               329,334

Discontinued operations, net of tax                            -                     -                37,360
                                                -----------------     -----------------    ------------------
Net Income                                       $       522,217       $       734,596      $        366,694
                                                =================     =================    ==================

Basic earnings per share:
   Continuing operations                         $          0.91       $          1.29      $           0.60
   Discontinued operations                                     -                     -                  0.07
                                                -----------------     -----------------    ------------------
                                                 $          0.91       $          1.29      $           0.67
                                                =================     =================    ==================

Diluted earnings per share:
   Continuing operations                         $          0.91       $          1.27      $           0.58
   Discontinued operations                                     -                     -                  0.07
                                                -----------------     -----------------    ------------------
                                                 $          0.91       $          1.27      $           0.65
                                                =================     =================    ==================

Average shares outstanding                               574,328               570,028               548,680

Average shares outstanding
   assuming dilution                                     580,214               580,076               563,789


See the Notes to Consolidated Financial Statements

    SCHLUMBERGER LIMITED (SCHLUMBERGER N.V., INCORPORATED IN THE NETHERLANDS
                       ANTILLES) AND SUBSIDIARY COMPANIES

                           CONSOLIDATED BALANCE SHEET

                                                                                        (Stated in thousands)
December 31,                                                          2001                     2000
------------                                                    -----------------        -----------------
ASSETS
------
Current Assets
   Cash                                                             $    177,704             $    160,718
   Short-term investments                                              1,439,997                2,879,432
   Receivables less allowance for doubtful accounts
      (2001 - $145,268; 2000 - $106,503)                               4,028,450                2,768,848
   Inventories                                                         1,204,263                1,111,585
   Deferred taxes                                                        321,767                  259,184
   Other current assets                                                  532,709                  313,444
                                                                -----------------        -----------------
                                                                       7,704,890                7,493,211

Long-term Investments, held to maturity                                  576,000                1,547,132
Investments in Affiliated Companies                                      820,806                  654,516
Fixed Assets less accumulated depreciation                             4,827,879                4,394,514
Multiclient Seismic Data                                               1,028,954                  975,775
Goodwill                                                               6,260,969                1,575,710
Intangible Assets                                                        811,349                  140,717
Deferred Taxes                                                           126,057                  271,059
Other Assets                                                             169,463                  120,097
                                                                -----------------        -----------------
                                                                    $ 22,326,367             $ 17,172,731
                                                                =================        =================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities
   Accounts payable and accrued liabilities                         $  4,506,634             $  2,910,725
   Estimated liability for taxes on income                               587,328                  379,916
   Dividend payable                                                      108,642                  108,043
   Long-term debt - current portion                                       31,990                   36,201
   Bank & short-term loans                                               983,191                  556,020
                                                                -----------------        -----------------
                                                                       6,217,785                3,990,905

Long-term Debt                                                         6,215,709                3,573,047
Postretirement Benefits                                                  504,797                  476,380
Other Liabilities                                                        372,696                  231,870
                                                                -----------------        -----------------
                                                                      13,310,987                8,272,202
                                                                -----------------        -----------------

Minority Interest                                                        636,899                  605,313
                                                                -----------------        -----------------

Stockholders' Equity
   Common Stock                                                        2,045,437                1,963,905
   Income retained for use in the business                             8,314,766                8,223,476
   Treasury stock at cost                                             (1,694,884)              (1,752,961)
   Accumulated other comprehensive income                               (286,838)                (139,204)
                                                                -----------------        -----------------
                                                                       8,378,481                8,295,216
                                                                -----------------        -----------------

                                                                -----------------        -----------------
                                                                    $ 22,326,367             $ 17,172,731
                                                                =================        =================

See the Notes to Consolidated Financial Statements

    SCHLUMBERGER LIMITED (SCHLUMBERGER N.V., INCORPORATED IN THE NETHERLANDS
                       ANTILLES) AND SUBSIDIARY COMPANIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                          (Stated in thousands)
Year Ended December 31,                                                  2001                   2000                   1999
                                                                   -----------------      ------------------     ------------------
Cash flows from operating activities:
   Net income                                                          $    522,217          $      734,596          $     366,694
   Adjustments to reconcile net income to net
   cash provided by operating activities:
      Depreciation and amortization /1/                                   1,896,119               1,270,754              1,150,344
      Charges and gains on sale of businesses                               271,174                   2,706                128,508
      Derivatives marked to market                                          (49,569)                      -                      -
      Earnings of companies carried at equity,
         less dividends received (2001 - $ -;
         2000 - $ -; 1999 - $3,401)                                         (61,715)                (39,805)               (13,904)
      Deferred Taxes                                                         14,216                   7,686                (18,519)
      Discontinued operations                                                     -                       -                213,676
   Provision for losses on accounts receivable                               56,619                  32,301                 37,943
   Change in operating assets and liabilities:
      (Increase) decrease in receivables                                   (907,535)               (364,130)               265,588
      (Increase) decrease in inventories                                   (259,290)               (194,640)                53,790
      (Increase) decrease in other current assets                            (8,048)                (38,656)                 5,022
      Increase (decrease) in accounts payable
         and accrued liabilities                                            204,751                 493,104               (181,731)
      Increase (decrease) in estimated liability
         for taxes on income                                                 12,626                 (12,069)               (69,338)
      Decrease (Increase) in other assets                                    17,739                 (63,793)               (43,166)
      Other - net                                                          (141,132)               (182,729)              (190,601)
                                                                   -----------------      ------------------     ------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                 1,568,172               1,645,325              1,704,306
                                                                   -----------------      ------------------     ------------------

Cash flows from investing activities:
   Purchases of fixed assets                                             (2,052,635)             (1,323,015)              (792,001)
   Multiclient seismic data capitalized                                    (416,188)               (222,934)              (226,907)
   Sales/retirements of fixed assets & other                                 30,824                 149,494                 68,005
   Acquisition of Sema plc                                               (4,778,498)                      -                      -
   Other businesses acquired                                               (452,951)             (1,075,446)              (135,338)
   Sales of businesses                                                      902,953                 154,843                      -
   Increase (decrease) in investments                                     2,430,911                 551,619               (295,075)
   Sale of financial instruments                                                  -                       -                203,572
   Drilling fluids joint venture                                                  -                       -               (325,000)
   Discontinued operations                                                        -                       -               (291,953)
                                                                   -----------------      ------------------     ------------------
NET CASH USED IN INVESTING ACTIVITIES                                    (4,335,584)             (1,765,439)            (1,794,697)
                                                                   -----------------      ------------------     ------------------

Cash flows from financing activities:
   Dividends paid                                                          (430,328)               (426,465)              (410,494)
   Proceeds from employee stock purchase plan                                78,965                  69,089                 70,765
   Proceeds from exercise of stock options                                   42,795                 160,281                103,084
   Proceeds from exercise of stock warrants                                       -                       -                449,625
   Proceeds from issuance of long-term debt                               4,815,028                 956,641              1,062,935
   Payment of principal on long-term debt                                (2,092,670)               (724,911)              (916,242)
   Net increase (decrease) in short-term debt                               370,608                 113,608               (242,014)
                                                                   -----------------      ------------------     ------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                 2,784,398                 148,243                117,659
                                                                   -----------------      ------------------     ------------------

Net increase in cash                                                         16,986                  28,129                 27,268
Cash, beginning of year                                                     160,718                 132,589                105,321
                                                                   -----------------      ------------------     ------------------
CASH, END OF YEAR                                                      $    177,704          $      160,718          $     132,589
                                                                   =================      ==================     ==================


/1/ Includes multiclient seismic data costs.

See the Notes to Consolidated Financial Statements

    SCHLUMBERGER LIMITED (SCHLUMBERGER N.V., INCORPORATED IN THE NETHERLANDS
                       ANTILLES) AND SUBSIDIARY COMPANIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                                (Dollar amounts stated in thousands)

                                                                                                 Accumulated Other
                                                 Common Stock                                   Comprehensive Income
                               -------------------------------------------------              ----------------------
                                        Issued               In Treasury           Retained   Marked to  Translation  Comprehensive
                               ------------------------ ------------------------
                                  Shares      Amount        Shares      Amount       Income     Market    Adjustment     Income
                               ------------------------ ------------------------ ------------ ---------- -----------  -------------
Balance, January 1, 1999       665,701,858 $ 1,539,408  (119,567,982 $(2,221,308) $ 8,882,455  $      -   $  (81,480)   $ 996,051
                                                                                                                       ==========
Translation adjustment                                                                                       (55,678)     (55,678)
Sales to optionees less
   shares exchanged                 28,100      41,931     3,291,288      61,153
Employee stock purchase plan     1,324,848      70,765
Net income                                                                            366,694                             366,694
Dividends declared ($0.75
   per share)                                                                        (414,210)
Sedco Forex spin-off                                                                 (918,327)
Exercise of stock warrants                     168,082    15,153,018     281,543
                               ------------------------ ------------------------ ------------ ----------  ----------   ----------
Balance, December 31, 1999     667,054,806   1,820,186  (101,123,676) (1,878,612)   7,916,612         -     (137,158)   $ 311,016
                                                                                                                       ==========
Translation adjustment                                                                                       (28,487)     (28,487)
Sales of businesses                                                                                           26,441       26,441
Sales to optionees less
   shares exchanged                 30,987      61,224     5,331,268      99,057
Employee stock purchase plan                    42,495     1,431,309      26,594
Net income                                                                            734,596                             734,596
Dividends declared ($0.75
   per share)                                                                        (427,732)
Tax benefit on stock options                    40,000
                               ------------------------ ------------------------ ------------ ----------  ----------   ----------
Balance, December 31, 2000     667,085,793   1,963,905   (94,361,099) (1,752,961)   8,223,476         -     (139,204)   $ 732,550
                                                                                                                       ==========
Translation adjustment                                                                                      (171,930)    (171,930)
RMS disposition                                                                                               73,865       73,865
Derivatives marked to market                                                                     (49,569)                 (49,569)
Sales to optionees less
   shares exchanged                  8,385      17,130     1,399,686      25,420
Shares granted to Directors                        156         4,800          89
Employee stock purchase plan                    46,397     1,752,833      32,568
Net income                                                                            522,217                             522,217
Dividends declared ($0.75
   per share)                                                                        (430,927)
Tax benefit on stock options                    17,849
                               ------------------------ ------------------------ ------------ ---------- -----------  -----------
Balance, December 31, 2001     667,094,178 $ 2,045,437   (91,203,780)$(1,694,884) $ 8,314,766  $ (49,569) $ (237,269)   $ 374,583
                               ======================== ======================== ============ ========== ===========  ===========

See the Notes to Consolidated Financial Statements

Notes To Consolidated Financial Statements
------------------------------------------

Summary of Accounting Policies
------------------------------

The Consolidated Financial Statements of Schlumberger Limited and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America. Refer to page XX for a description of Schlumberger's businesses.

DISCONTINUED OPERATIONS

On December 31, 1999, Schlumberger completed the spin-off of its offshore contract drilling business, Sedco Forex, to its stockholders and the subsequent merger of Sedco Forex and Transocean Offshore Inc., which changed its name to Transocean Sedco Forex Inc. following the merger. The results for the Sedco Forex operations spun off by Schlumberger are reported as Discontinued Operations in the Consolidated Statement of Income.

PRINCIPLES OF CONSOLIDATION

The Consolidated Financial Statements include the accounts of majority-owned subsidiaries. Significant 20% - 50% owned companies are carried on the equity method and classified in Investments in Affiliated Companies. The pro rata share of Schlumberger after-tax earnings is included in Interest and Other Income. All inter-company accounts and transactions have been eliminated.

RECLASSIFICATIONS

Certain items from prior years have been reclassified to conform to the current year presentation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include estimates of total cost under percentage of completion contracts, useful life of identifiable intangibles, inventory reserves, pension and postretirement actuarial assumptions and allowance for bad debt. While actual results could differ from these estimates, management believes that the estimates are reasonable.

REVENUE RECOGNITION

Product and Services Revenue

Schlumberger's products and services are generally sold based upon purchase orders or contracts with the customer that include fixed or determinable prices and that do not include right of return or other similar provisions or other significant post delivery obligations. Revenue is recognized for products upon delivery, customer acceptance and when title passes. Revenue is recognized when services are rendered and collectibility is reasonably assured.

Certain revenues are recognized on a time and materials basis, or on a percentage of completion basis, depending on the contract, as services are provided. Revenue from time and material service contracts are recognized as the services are provided. Revenue from fixed price contracts is recognized over the contract term based on the percentage of the cost of services provided during the period compared to the total estimated cost of services to be provided over the entire contract. Losses on contracts are recognized during the period in which the loss first becomes probable and reasonably estimated.

Software Revenue

Revenue derived from the sale of licenses for its software, maintenance and related services may include installation, consulting and training services.

If services are not essential to the functionality of the software, the revenue for each element of the contract is recognized separately based on its respective vendor specific objective evidence of fair value when all of the following conditions are met: a signed contract is obtained, delivery has occurred, fee is fixed and determinable and collectibility is probable.

If an ongoing vendor obligation exists under the license arrangement, or if any uncertainties with regard to customer acceptance are significant, revenue for the related element is deferred based on its vendor specific objective evidence of fair value. Vendor specific objective evidence of fair value is determined as being the price for the element when sold separately. If vendor specific objective evidence of fair value does not exist for all undelivered elements, all revenue is deferred until sufficient evidence exists or all elements have been delivered.

TRANSLATION OF NON-US CURRENCIES

Oilfield Services' functional currency is primarily the US dollar. SchlumbergerSema functional currencies are primarily local currencies. All assets and liabilities recorded in functional currencies other than US dollars are translated at current exchange rates. The resulting adjustments are charged or credited directly to the Stockholders' Equity section of the Consolidated Balance Sheet. Revenue and expenses are translated at the weighted-average exchange rates for the period. All realized and unrealized transaction gains and losses are included in income in the period in which they occur. Schlumberger policy is to hedge against unrealized gains and losses on a monthly basis. Included in the 2001 results were transaction losses of $7 million, compared with losses of $4 million and $12 million in 2000 and 1999, respectively.

Currency exchange contracts are entered into as a hedge against the effect of future settlement of assets and liabilities denominated in other than the functional currency of the individual businesses. Gains or losses on the contracts are recognized when the currency exchange rates fluctuate, and the resulting charge or credit partially offsets the unrealized currency gains or losses on those assets and liabilities. On December 31, 2001, contracts were outstanding for the US dollar equivalent of $851 million in various foreign currencies. These contracts mature on various dates in 2002.

INVESTMENTS

Both short-term and long-term investments, held to maturity comprise primarily eurodollar time deposits, certificates of deposit and commercial paper, euronotes and eurobonds, substantially all denominated in US dollars. They are stated at cost plus accrued interest, which approximates market. Substantially all the investments designated as held to maturity that were purchased and matured during the year had original maturities of less than three months. Short-term investments that are designated as trading are stated at market. The unrealized gains/losses on such securities on December 31, 2001 were not significant.

For purposes of the Consolidated Statement of Cash Flows, Schlumberger does not consider short-term investments to be cash equivalents as they generally have original maturities in excess of three months.

INVENTORIES

Inventories are stated at average cost or at market, whichever is lower. Inventory consists of materials, supplies and finished goods.

GOODWILL AND INTANGIBLE ASSETS

Goodwill is amortized on a straight-line basis over 5 to 40 years. Accumulated goodwill amortization was $645 million and $563 million on December 31, 2001 and 2000, respectively. Intangible assets consist primarily of assembled workforce, technology, software and patents. Intangible assets are amortized over periods ranging from 3 to 10 years. Accumulated intangible assets amortization at December 31, 2001 and 2000 was $123 million and $35 million, respectively.

FIXED ASSETS AND DEPRECIATION

Fixed assets are stated at cost less accumulated depreciation, which is provided for by charges to income over the estimated useful lives of the assets using the straight-line method. Fixed assets include the manufacturing cost (average cost) of oilfield technical equipment manufactured or assembled by subsidiaries of Schlumberger. Expenditures for renewals, replacements and improvements are capitalized. Maintenance and repairs are charged to operating expenses as incurred. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

MULTICLIENT SEISMIC DATA

Schlumberger capitalizes the cost of obtaining multiclient surveys. Such costs are charged to Cost of goods sold and services based on a percentage of estimated total revenue that Schlumberger expects to receive from the sales of such data. The carrying value of individual surveys is periodically reviewed and adjustments to the value are made based upon the revised estimated revenues for the surveys.

CAPITALIZED INTEREST

Schlumberger capitalizes interest expense during the new construction or upgrade of qualifying assets. No interest expense was capitalized in 2001 and 2000. Interest expense capitalized in 1999 was $5 million.

IMPAIRMENT OF LONG-LIVED ASSETS

Schlumberger reviews the carrying value of its long-lived assets, including goodwill and intangible assets, whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Schlumberger assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

TAXES ON INCOME

Schlumberger and its subsidiaries compute taxes on income in accordance with the tax rules and regulations of the many taxing authorities where the income is earned. The income tax rates imposed by these taxing authorities vary substantially. Taxable income may differ from pretax income for financial accounting purposes. To the extent that differences are due to revenue or expense items reported in one period for tax purposes and in another period for financial accounting purposes, an appropriate provision for deferred income taxes is made.

Approximately $4 billion of consolidated income retained for use in the business on December 31, 2001 represented undistributed earnings of consolidated subsidiaries and the pro rata Schlumberger share of 20%-50% owned companies. No provision is made for deferred income taxes on those earnings considered to be indefinitely reinvested or earnings that would not be taxed when remitted.

EARNINGS PER SHARE

Basic earnings per share is calculated by dividing net income by the average number of common shares outstanding during the year. Diluted earnings per share is calculated by dividing net income by the average number of common shares outstanding assuming dilution, the calculation of which assumes that all stock options and warrants which are in the money are exercised at the beginning of the period and the proceeds used, by Schlumberger, to purchase shares at the average market price for the period. The following is a reconciliation from basic earnings per share to diluted earnings per share from continuing operations for each of the last three years:

                                  (Stated in thousands except per share amounts)
                                Income from         Average
                                 Continuing          Shares         Earnings
                                 Operations       Outstanding      Per Share
                               -------------     -------------    ------------
2001
Basic                           $   522,217           574,328      $     0.91
                                                                  ============
Effects of dilution:
      Options                                           5,886
                               -------------     -------------
Diluted                         $   522,217           580,214      $     0.91
                               =============     =============    ============

2000
Basic                           $   734,596           570,028      $     1.29
                                                                  ============
Effects of dilution:
      Options                                          10,048
                               -------------     -------------
Diluted                         $   734,596           580,076      $     1.27
                               =============     =============    ============

1999
Basic                           $   329,334           548,680      $     0.60
                                                                  ============
Effects of dilution:
      Options                                           7,916
      Warrants                                          7,193
                               -------------     -------------
Diluted                         $   329,334           563,789      $     0.58
                               =============     =============    ============

RESEARCH & ENGINEERING

All research and engineering expenditures are expensed as incurred, including costs relating to patents or rights that may result from such expenditures. Included in 2001 expenditures was a charge of $25 million for in-process R&D related to the Bull CP8 acquisition.

NEW ACCOUNTING STANDARDS

In June 2001, SFAS 141 (Business Combinations) and SFAS 142 (Goodwill and Other Intangible Assets) were issued. SFAS 141 has been adopted by Schlumberger for acquisitions subsequent to June 30, 2001. SFAS 142 will be adopted by Schlumberger commencing January 1, 2002. As required by SFAS 142, Schlumberger will undertake a review for impairment in 2002. The preliminary findings of an independent valuation indicated there will be no impairment writedown in 2002.

Amortization of goodwill and other intangibles included in Schlumberger's results are as follows:

                                              (Stated in millions)

                                          Pretax
                         -----------------------------------------
                            2001          2000           1999
                         -----------   ------------   ------------
Goodwill                  $     270     $       96     $       85
Work force                       22              -              -
Other Intangibles                55              5              -
                         -----------   ------------   ------------
                          $     347     $      101     $       85
                         ===========   ============   ============

With the adoption of SFAS 142, the equivalent amount of amortization for other intangibles is estimated to be $70 million in 2002. Amortization of goodwill and work force ceases.

In June 2001, SFAS 143 (Accounting for Asset Retirement Obligations) was issued. SFAS 143 will be adopted by Schlumberger commencing January 1, 2003. Schlumberger does not believe that the implementation of this standard will have any material effect on its financial position and results of operations.

In August 2001, SFAS 144 (Accounting for Impairment or Disposal of Long-Lived Assets) was issued. SFAS 144 will be adopted by Schlumberger commencing January 1, 2002. Schlumberger does not believe that the implementation of this standard will have any material effect on its financial position and results of operations.

In November, the FASB EITF staff issued announcement Topic D-103, "Income Statement Characterization of Reimbursements Received for "Out-of-Pocket"". As a result, customer reimbursements, including those relating to travel and other out-of-pocket expenses, and other similar third-party costs, will be required to be included as Revenues effective January 1, 2002, and an equivalent amount of reimbursable expenses will be included in expenses. The adoption of this announcement will not have an effect on net income.

Charges - continuing operations
-------------------------------

Schlumberger recorded the following charges/credits in continuing operations:

In March 2001, a charge of $25 million for in-process R&D related to the Bull CP8 acquisition.

In June 2001, a charge of $280 million ($0.48 per share - diluted) for the estimated impairment charge from the disposition of certain Resource Management Services businesses.

In September 2001, a pretax credit of $42 million (after tax $3 million) representing the gain on the sale of the worldwide gas compression business, partially offset by an impairment charge relating to the expected disposition of certain activities. The proceeds from the sale of the worldwide gas compression business included $274 million in cash, a $150 million long-term subordinated note and newly issued Hanover Compressor Company shares with a value of $173 million. The shares have a three year marketability restriction. As part of the transaction, Schlumberger agreed that the financing of a certain joint venture project would be non-recourse to the buyer and would be executed prior to December 31, 2002. Accordingly, Schlumberger is obligated with respect to the financing to guarantee 30% (approximately $80 million) until the project is completed in late 2002. If as of December 31, 2002 refinancing has not become non-recourse to the buyer or the project has not achieved substantial completion, the buyer has an option to put its interest in such joint venture back to Schlumberger. The gain on the sale of this joint venture has been deferred.

In December 2001, a pretax credit of $119 million (net - $5 million after tax and minority interest, $0.01 per share - diluted), consisting primarily of the following:

     . A credit of $223 million ($117 million after tax) from the sale of the former Resource Management Services North American Water division.

     . A pretax charge of $43 million ($37 million after tax) for employee termination costs, principally in Europe and the US, related to Oilfield Services and SchlumbergerSema in response to current business conditions.

     . A tax charge for reorganization costs of $29 million.

     . A further pretax charge of $28 million ($20 million after tax) related to the second quarter estimated loss on the divestiture of certain Resource Management Services businesses following the actual closing in the fourth quarter.

     . A $33 million pretax asset writedown ($23 after tax and minority interest) following a recent determination of technological impairment related to certain Land seismic assets in the newly formed joint venture.

The above 2001 pretax amounts are recorded: an aggregated $119 million charge in Cost of goods sold and services, a $25 million charge in Research & engineering and a $10 million credit in Minority interest.

In December 2000, a pretax charge of $84 million offset by a pretax gain of $82 million (net - $3 million after tax and minority interest, $0.00 per share - diluted), consisting of the following:

     . A charge of $29 million ($25 million after tax) related primarily to the write down of certain inventory and severance costs in the Semiconductor Solutions business due to weak market conditions.

     . A charge of $55 million ($39 million after tax and minority interest) related to the creation of the WesternGeco seismic joint venture, including asset impairments and severance costs for Schlumberger's existing Geco-Prakla business.

     . A credit of $82 million ($61 million after tax) resulting from the gain on the sale of two Gas Services businesses in Europe. Revenue and operating net results for these divested activities were $110 million and a $740,000 loss, respectively, in 2000 (10 months) and $163 million and $2.7 million profit, respectively in 1999.

The pretax gain on the sale of the Gas Services businesses is included in Interest & Other Income. The pretax Semiconductor Solutions and WesternGeco charges are included in Cost of goods sold and services. A $9 million credit is included in Minority Interest relating to the WesternGeco charges.

In March 1999, a pretax charge of $147 million partially offset by a pretax gain of $103 million (net - $58 million after tax, $0.10 per share - diluted), consisting of the following:

     . A charge of $118 million ($118 million after tax) related to the downsizing of its global Oilfield Services activities, including $108 million of severance costs and $10 million for asset impairments.

     . A charge of $29 million ($20 million after tax) related to Resource
       Management Services and Test & Transactions, consisting principally of $16 million of severance costs at several Resource Management Services facilities resulting from a downturn in business and $5 million of asset write-downs.

     . A credit of $103 million ($80 million after tax) from the gain on the sale of financial instruments received in connection with the 1998 sale of the Retail Petroleum Systems business.

The pretax gain on the sale of financial instruments is included in Interest & other income. The pretax charge of $147 million is classified in Cost of goods sold and services.

In December 1999, a pretax charge of $77 million ($71 million after tax), classified in Cost of goods sold and services, consisting primarily of the following:

     . A charge of $31 million ($26 million after tax) including $23 million of asset impairments and $8 million of severance costs related to reductions in the marine seismic fleet due to depressed market conditions.

     . A charge of $38 million ($37 million after tax) including $33 million of asset impairments and $5 million of severance costs related to the restructuring of its land drilling activity following the spin-off of its offshore drilling business to stockholders.

The December 2001 charge included severance costs of $41 million (775 people) of which $9 million (318 people) had been paid at December 31, 2001. The remaining severance costs are expected to be paid before June 30, 2002. The December 2000 charges included severance costs of $9 million (380 people) which have been paid.

Discontinued Operations
-----------------------

On December 31, 1999, Schlumberger completed the spin-off of its offshore contract drilling business, Sedco Forex, to its stockholders and the subsequent merger of Sedco Forex and Transocean Offshore Inc., which changed its name to Transocean Sedco Forex Inc. following the merger. The spin-off was approved by stockholders on December 10, 1999.

Upon completion of the merger, Schlumberger stockholders held approximately 52% of the ordinary shares of Transocean Sedco Forex Inc., and Transocean Offshore Inc. shareholders held the remaining 48%. Schlumberger retained no ownership in the combined company.

In the spin-off, Schlumberger stockholders received one share of Sedco Forex for each share of Schlumberger owned on the record date of December 20, 1999. In the merger, each Sedco Forex share was exchanged for 0.1936 ordinary share of Transocean Sedco Forex Inc. Stockholders received cash in lieu of fractional shares.

Results for the Sedco Forex operations spun off by Schlumberger for this transaction are reported as discontinued operations in the Consolidated Statement of Income.

Discontinued Operations on the Consolidated Statement of Income includes the operating results of the spun-off Sedco Forex business and the following charges:

     . In December 1999, an after-tax charge of $50 million ($0.09 per share - diluted) for costs directly associated with the spin-off.

     . In March 1999, an after-tax charge of $33 million ($0.06 per share - diluted) for severance costs ($13 million) and legal claims.

As a result of the spin-off, Schlumberger Income Retained for Use in the Business was reduced by $918 million representing the spun-off net assets of Sedco Forex ($1.23 billion) less payments received in settlement of intercompany balances between Schlumberger and Sedco Forex ($313 million). The net assets spun off included $1.3 billion of fixed assets.

Pursuant to Accounting Principles Board Opinion (APB) No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, the revenue and expenses of Sedco Forex have been excluded from the respective captions in the Consolidated Statement of Income. The net operating results of Sedco Forex have been reported, net of applicable income taxes, as Discontinued Operations.

Summarized 1999 financial information for the discontinued operations, is as follows:

                             (Stated in millions)
                                    1999
                                ------------

Operating Revenue               $    648

Income before taxes             $     29

Income after taxes              $     37


Acquisition of Sema plc
-----------------------

On February 12, 2001, Schlumberger announced that it had reached an agreement with the board of directors of Sema plc on the terms of a recommended offer for the entire issued and to be issued share capital of Sema plc.

On March 8, 2001, a wholly owned subsidiary of Schlumberger acquired, through market purchases, approximately 20% of the issued share capital of Sema at a cost of $1 billion.

On April 6, 2001, the offer for the shares of Sema plc was declared unconditional in all respects. The aggregate consideration for the acquisition of 100% of the issued Sema shares was $5.15 billion (including expenses of the transaction) which was financed from existing cash resources and borrowings under a $3 billion credit facility.

On October 3, 2001, wholly owned subsidiaries of Schlumberger issued $1.9 billion European bonds (Euro 1.4 billion and (pound)425 million). The average rate of these bonds is 5.9% with maturity from 2008 through 2032. The proceeds from the issues were used to repay short-term bank loans originally taken out by those subsidiaries to finance the acquisition of Sema plc.

The acquisition was accounted for using the purchase method of accounting and the goodwill and identifiable intangibles aggregated $5.19 billion which are being amortized on a straight line basis. Goodwill and identifiable intangibles are currently amortized on a straight line basis over a composite life of 18 years.

The aggregate value of goodwill and identifiable intangibles comprised the following:

                                           (Dollars in billions)

Cost (including expenses)                      $     5.15
Purchase accounting adjustments /1/                  0.34
Net tangible assets acquired                        (0.30)
                                               ----------
                                               $     5.19
                                               ==========



     1. Purchase accounting adjustments consisted primarily of severance costs ($84 million - 1781 people), facility reductions ($33 million), pension plan adjustments ($136 million) and tax restructuring costs ($50 million). At December 31, 2001, $26 million (593 people) of the severance costs had been paid. The remaining severance costs are expected to be paid before June 30, 2002.

For financial reporting purposes, Schlumberger included the results of operations of Sema in its consolidated accounts commencing April 1, 2001. If Sema had been included in the consolidated financial statements of Schlumberger from January 1, consolidated revenue for the twelve months ended December 31, 2001 would have increased by $538 million (unaudited) to $14.3 billion (unaudited) and consolidated net income would have decreased by approximately $140 million (unaudited), to $382 million (unaudited), related primarily to increased interest expense and amortization of intangibles, and lower interest income. On a proforma basis, Schlumberger 2000 operating revenue and net income would have been $12 billion (unaudited) and $300 million (unaudited), respectively.

Sema is an IT services company (with approximately 22,000 employees at the date of acquisition) that provides its customers with design, implementation, operations and management of information systems and IT-related consulting services. Among the industry sectors which Sema serves, Sema has increasingly focused on the telecommunications and finance sectors, and provides a range of its own software products specifically designed for these sectors in addition to its IT services. Sema's customers include a wide variety of businesses and governmental departments around the world. Sema's services and product offerings include systems integration and consulting; software products for the telecommunications, energy, transport and finance sectors; and outsourcing.

Other Acquisitions
------------------

During 2001, subsidiaries of Schlumberger acquired the following:

     . In March, Bull CP8, a market leader in microprocessor-based smart cards and associated systems applications for the banking, mobile communications and network security industries. The acquisition price was $313 million in cash. Assets acquired included identifiable intangibles (primarily patents) of $136 million and goodwill of $140 million. In-process R&D, which aggregated $25 million, was charged to expense in the first quarter.

     . In June, Infosynergi ASA, a Norwegian based company specializing in customer information and billing systems integration. The acquisition price was $29 million in cash. Assets acquired included goodwill of $29 million.

     . In September, Sensor Highways Limited, a UK based market leader in the design, manufacture and deployment of a new generation of fiber optic sensors specializing in real-time data solutions to the oil and gas, process and power distribution industries. The acquisition price was $100 million, consisting of $70 million in cash and $30 million in notes. Assets acquired included identifiable intangibles of $48 million and goodwill of $50 million.

     . In September, Phoenix Petroleum Services, a UK based leader in providing tools, technologies and techniques for optimizing production in artificially lifted wells, particularly those using submersible pumps. The acquisition price was $33 million in cash. Assets acquired included goodwill of $26 million.

These acquisitions were accounted for using the purchase method of accounting.

During 2000, subsidiaries of Schlumberger acquired the following:

     . In January, Telweb Inc., an Internet access company based in Quebec,
       Canada. The purchase price was $28 million and the assets acquired included goodwill of $28 million.

     . In April, Operational Services, Inc., which provides a systematic approach to production management though efficient systems and processes. The purchase price was $13 million and the assets acquired included goodwill of $13 million.

     . In May, substantially all of the assets of CellNet Data Systems, Inc., a provider of telemetry services for the development and deployment of large-scale automatic metering reading systems. The acquisition was handled through Chapter 11 procedure and was approved by the bankruptcy court. The purchase price was $209 million and there was no goodwill arising on the acquisition.

     . In October, Data Marine Systems Limited, a global provider of telecommunications services for transmitting data from remote locations. The purchase price was $83 million and the assets acquired included goodwill of $75 million.

     . In November, a 70% interest in the Convergent Group, a provider of business consulting, software engineering, system integration and project management services. The purchase price was $263 million and the assets acquired included goodwill of $214 million.

     . In November, a 70% interest in WesternGeco, a new venture which combined the Schlumberger surface seismic business, Geco-Prakla, and the Western Geophysical seismic unit of Baker Hughes Incorporated. The purchase price was $720 million which comprised $500 million in cash and a 30% interest, valued at $220 million, in Geco-Prakla. There was no goodwill arising on the acquisition.

These acquisitions were accounted for using the purchase method of accounting.

Unaudited APB 16 proforma results pertaining to the above acquisitions are not presented as the impact was not significant.

During 1999, subsidiaries of Schlumberger acquired Merak, a market leader in petroleum software solutions; Secure Oil Tools, a leader in multilateral completions; and substantially all of the assets of Panther Software Corporation, a provider of hardware and software products and services for managing large volumes of seismic data. These acquisitions were accounted for using the purchase method of accounting and the total goodwill arising on the acquisitions was $106 million.

In the third quarter of 1999, the Omnes joint venture, created in 1995 between Schlumberger and Cable & Wireless, was restructured into two separate business units. Under the agreement, equal ownership and access to products, technology and intellectual property was given to both parent companies. Schlumberger retained ownership of the Omnes name. Omnes is now a fully operational company within Oilfield Services.

Investments in Affiliated Companies
-----------------------------------

In the third quarter of 1999, Schlumberger and Smith International Inc. entered into an agreement whereby their drilling fluids operations were combined to form a joint venture. Under the terms of the agreement, Schlumberger contributed its non-US drilling fluids business and a total of $325 million to the joint venture. Schlumberger owns a 40% interest in the joint venture and records income using the equity method of accounting. Schlumberger's investment on December 31, 2001 and 2000 was $573 million and $461 million, respectively. Schlumberger's equity income from this joint venture in 2001 was $51 million and $33 million in 2000.

Investments
-----------

The Consolidated Balance Sheet reflects the Schlumberger investment portfolio separated between current and long term, based on maturity. Except for $146 million of investments which are considered trading on December 31, 2001 ($139 million in 2000), under normal circumstances it is the intent of Schlumberger to hold the investments until maturity.

Long-term investments mature as follows: $123 million in 2003, $173 million in 2004 and $280 million in 2005.

On December 31, 2001, there were no interest rate swap arrangements outstanding related to investments. Interest rate swap arrangements had no material effect on consolidated interest income.

Securitization
--------------

In September 2000, a wholly-owned subsidiary of Schlumberger entered into an agreement to sell, on an ongoing basis, up to $220 million of an undivided interest in its accounts receivable and subsequently amended up to $350 million. The amount of receivables sold under this agreement totaled $176 million at December 31, 2001. Costs of the program, which primarily consist of the purchasers' financing and administrative costs, were not significant.

Schlumberger continues to service the receivables and maintains an allowance for doubtful accounts based upon the expected collectibility of all Schlumberger accounts receivable, including the portion of receivables sold. Unless extended by amendment, the agreement expires in September 2002.

Fixed Assets
------------

A summary of fixed assets follows:

                                              (Stated in millions)
December 31,                               2001             2000
                                       -----------      ------------
Land                                    $      82        $       80
Building & Improvements                     1,050             1,081
Machinery & Equipment                      10,047             9,661
                                       -----------      ------------
Total cost                                 11,179            10,822
Less accumulated depreciation               6,351             6,427
                                       -----------      ------------
                                        $   4,828         $   4,395
                                       ===========      ============

The estimated useful lives of Buildings & Improvements are primarily 30 to 40 years. For Machinery & Equipment, 13% is being depreciated over 16 to 25 years, 14% over 10 to 15 years and 73% over 2 to 9 years.

Long-term Debt
--------------

A summary of long-term debt by currency follows:

                                        (Stated in millions)
December 31,                         2001            2000
                                 -----------     -----------
US dollar                         $   3,194       $   2,969
Euro                                  1,565             214
UK pound                              1,201             170
Canadian dollar                         129              73
Japanese yen                            107             132
Other                                    20              15
                                 -----------     -----------
                                  $   6,216       $   3,573
                                 ===========     ===========

During December 2001, the principal US subsidiary of Schlumberger initiated a US commercial paper program. At December 31, 2001, commercial paper borrowings totaled $335 million with a weighted average interest rate of 2.04%. Commercial paper borrowings are supported by a revolving credit agreement with the principal US subsidiary.

At December 31, 2001, the Euro borrowings included $747 million of 7 year bonds at 5.25% and $441 million of 10 year bonds at 5.875% issued by a principal subsidiary in France. The aggregate fair market value at December 31, 2001 approximated the stated value.

At December 31, 2001, the UK pound borrowings included $362 million of 7 year bonds at 6.25% and $253 million of 31 year bonds at 6.50% issued by a principal subsidiary in the UK. The aggregate fair market value at December 31, 2001 was $642 million.

The remainder of the long-term debt is at variable interest rates; the weighted-average interest rate of the debt outstanding on December 31, 2001 was 3.19%. Such rates are reset every six months or sooner. The carrying value of long-term debt on December 31, 2001 approximates the aggregate fair market value.

Long-term debt on December 31, 2001, is due as follows: $3,129 million in 2003, $571 million in 2004, $485 million in 2005, $138 million in 2006 and $1,893 million thereafter.

On December 31, 2001, interest rate swap arrangements outstanding were: pay fixed/receive floating on US dollar debt of $800 million; pay fixed/receive floating on Japanese yen debt of $84 million. These arrangements mature at various dates to December 2009. Interest rate swap arrangements increased consolidated interest expense in 2001 by $16 million.

Lines of Credit
---------------

On December 31, 2001, wholly owned subsidiaries of Schlumberger had separate lines of credit agreements aggregating $7.7 billion with commercial banks, of which $7.1 billion was committed and $2.5 billion was available and unused. Interest rates and other terms of borrowing under these lines of credit vary from country to country. Commercial paper borrowings are classified as long-term debt to the extent of the available and unused committed facilities maturing in more than one year because of the ability under these credit agreements and the intent to maintain these obligations for longer than one year. In January 2002, Schlumberger and its subsidiaries replaced $2.5 billion of revolving credit agreements and $1.8 billion of term loans with three new revolving credit agreements totaling $4.6 billion, of which $3.6 billion matures in January 2007 and $1 billion matures in January 2003. Schlumberger plans to use these new revolving credit facilities to backup borrowings under its commercial paper programs in the United States and Europe and therefore expects these facilities to remain largely undrawn. At January 31, 2002, $3.7 billion of these new facilities was available unused.

Derivative Instruments and Hedging Activities
---------------------------------------------

Commencing January 1, 2001, Schlumberger adopted SFAS 133 (Accounting for Derivative Instruments and Hedging Activities). Schlumberger uses derivative instruments such as interest rate swaps, currency swaps, forward currency contracts and foreign currency options. Forward currency contracts provide a hedge against currency fluctuations on assets/liabilities denominated in other than a functional currency. Options are usually entered into as a hedge against currency variations on firm commitments generally involving the construction of long-lived assets.

Schlumberger maintains a foreign-currency risk management strategy that uses derivative instruments to protect its interests from unanticipated fluctuations in earnings and cash flows caused by volatility in currency exchange rates. Movements in foreign currency exchange rates pose a risk to Schlumberger's operations as exchange rate changes may affect profitability and cash flow. Schlumberger uses foreign currency forward exchange contracts, swaps and options. Schlumberger also maintains an interest rate risk management strategy that uses fixed rate debt and derivatives to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility.

Schlumberger's specific goals are (1) to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain of its debt and
(2) to lower (where possible) the cost of borrowed funds.

By using derivative financial instruments to hedge exposure to changes in exchange rates and interest rates, Schlumberger exposes itself to credit risk and market risk. Schlumberger minimizes the credit risk by entering into transactions with high-quality counterparties, limiting the exposure to each counterparty and monitoring the financial condition of its counterparties. Market risk is managed through the setting and monitoring of parameters that limit the types and degree of market risk which are acceptable.

At December 31, 2001, Schlumberger recognized a net $49.5 million charge in Stockholders' Equity relating to derivative instruments and hedging activities. This charge was primarily due to the change in the fair market value of Schlumberger's US interest rate swaps as a result of declining interest rates. The effect on Stockholders' Equity as of the date of adoption, January 1, 2001, was not significant.

Capital Stock
-------------

Schlumberger is authorized to issue 1,500,000,000 shares of common stock, par value $0.01 per share, of which 575,890,398 and 572,724,694 shares were outstanding on December 31, 2001 and 2000, respectively. Schlumberger is also authorized to issue 200,000,000 shares of cumulative preferred stock, par value $0.01 per share, which may be issued in series with terms and conditions determined by the Board of Directors. No shares of preferred stock have been issued. Holders of common stock and preferred stock are entitled to one vote for each share of stock held.

In January 1993, Schlumberger acquired the remaining 50% interest in the Dowell Schlumberger group of companies. The purchase price included a warrant, expiring in 7.5 years and valued at $100 million, to purchase 15,153,018 shares of Schlumberger common stock at an exercise price of $29.672 per share. The warrant was exercised by Dow Chemical on December 16, 1999.

Stock Compensation Plans
------------------------

As of December 31, 2001, Schlumberger had two types of stock-based compensation plans, which are described below. Schlumberger applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans and its stock purchase plan. Had compensation cost for the stock-based Schlumberger plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS 123, Schlumberger net income and earnings per share would have been the pro forma amounts indicated below:

                                   (Stated in millions except per share amounts)
                                  2001                2000                1999
                               ------------       -------------       -----------
Net income
      As reported               $     522          $     735           $     367
      Pro forma                 $     386          $     633           $     268

Basic earnings per share
      As reported               $    0.91          $    1.29           $    0.67
      Pro forma                 $    0.67          $    1.11           $    0.49

Diluted earnings per share
      As reported               $    0.91          $    1.27           $    0.65
      Pro forma                 $    0.67          $    1.09           $    0.48



STOCK OPTION PLANS

During 2001, 2000, 1999 and in prior years, officers and key employees were granted stock options under Schlumberger stock option plans. For all of the stock options granted, the exercise price of each option equals the market price of Schlumberger stock on the date of grant; an option's maximum term is ten years, and options generally vest in 20% increments over five years.

As required by SFAS 123, the fair value of each grant is estimated on the date of grant using the multiple option Black-Scholes option-pricing model with the following weighted-average assumptions used for 2001, 2000 and 1999: dividend of $0.75; expected volatility of 32-35% for 2001 grants, 27-33% for 2000 grants and 25-29% for 1999 grants; risk-free interest rates for the 2001 grants of 4.91% for officers and 3.87%-5.01% for the 2001 grants to all other employees; risk-free interest rates for the 2000 grants of 5.75%-6.84% for officers and 5.69%-6.72% for the 2000 grants to all other employees; risk-free interest rates for the 1999 grants of 4.92%-5.29% for officers and 4.80%-6.25% for the 1999 grants to all other employees; and expected option lives of 5.51 years for officers and 5.02 years for other employees for 2001 grants, expected option lives of 7.16 years for officers and 5.49 years for other employees for 2000 grants, 7.14 years for officers and 5.28 years for other employees for 1999 grants.

A summary of the status of the Schlumberger stock option plans as of December 31, 2001, 2000 and 1999, and changes during the years ending on those dates is presented below:

                                          2001                           2000                         1999/1/
                               ---------------------------   ----------------------------  ----------------------------
                                                Weighted-                      Weighted-                     Weighted-
                                                 average                        average                       average
                                                exercise                       exercise                      exercise
Fixed Options                     Shares          price          Shares          price         Shares          price
-----------------------------------------------------------------------------------------------------------------------
Outstanding at
   beginning of year              31,208,321      $ 54.43        31,613,924      $ 46.25       30,310,579      $ 42.50

Granted                            4,110,468      $ 61.55         5,643,500      $ 79.64        6,012,168      $ 54.04

Exercised                         (1,444,588)     $ 31.88        (5,447,870)     $ 30.76       (3,634,790)     $ 28.68

Forfeited                         (1,037,861)     $ 71.27          (601,233)     $ 62.03       (1,074,033)     $ 52.50
                               --------------                  -------------                 -------------
Outstanding at year-end           32,836,340      $ 55.80        31,208,321      $ 54.54       31,613,924      $ 46.25
                               ==============                  =============                 =============

Options exercisable at
   year-end                       19,724,680                     16,277,868                    16,396,821
Weighted-average fair
   value of options granted
   during the year               $     21.51                    $     30.03                   $     17.72


/1/ Shares and exercise price have been restated to reflect adjustments made as a result of the spin-off of Sedco Forex, in accordance with EITF Issue 90-9, Changes to Fixed Employee Stock Option Plans as Result of Equity Restructuring.

The following table summarizes information concerning currently outstanding and exercisable options by three ranges of exercise prices on December 31, 2001:

                                           Options Outstanding                        Options Exercisable
                             ------------------------------------------------    ----------------------------
                                                  Weighted-      Weighted-                         Weighted-
                                  Number           average        average             Number        average
Range of                        outstanding       remaining       exercise         exercisable     exercise
exercise prices               as of 12/31/01   contractual life    price          as of 12/31/01     price
-------------------------------------------------------------------------------------------------------------

$ 3.831 - $22.073                   162,795          3.62         $18.573               162,795     $18.573
$24.142 - $30.710                 7,270,886          2.64         $27.808             7,270,886     $27.808
$30.795 - $44.843                 4,465,540          4.71         $39.253             4,114,998     $38.778
$46.075 - $65.330                 9,917,581          7.95         $56.857             2,744,519     $53.966
$71.315 - $82.348                11,019,538          7.26         $80.582             5,431,482     $80.974
                             --------------                                      --------------
                                 32,836,340          6.08         $55.803            19,724,680     $48.300
                             ==============                                      ==============


EMPLOYEE STOCK PURCHASE PLAN

Under the Schlumberger Discounted Stock Purchase Plan, Schlumberger is authorized to issue up to 22,012,245 shares of common stock to its employees. Under the terms of the Plan, employees can choose each year to have up to 10% of their annual earnings withheld to purchase Schlumberger common stock. The purchase price of the stock is 85% of the lower of its beginning or end of the Plan year market price. Under the Plan, Schlumberger sold 1,752,833, 1,431,309 and 1,324,848 shares to employees in 2001, 2000 and 1999, respectively. Compensation cost has been computed for the fair value of the employees' purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 2001, 2000 and 1999: Dividend of $0.75; expected life of one year; expected volatility of 36% for 2001, 38% for 2000 and 40% for 1999; and risk-free interest rates of 3.03% for 2001, 5.71% for 2000 and 5.33% for 1999. The weighted-average fair value of those purchase rights granted in 2001, 2000 and 1999, was $15.540, $23.141 and $19.829, respectively.

Income Tax Expense
------------------

Schlumberger and its subsidiaries operate in more than 100 taxing jurisdictions where statutory tax rates generally vary from 0% to 50%.

In 2001, pretax book income in the US included gains from business divestitures aggregating approximately $360 million; outside the US, pretax book income includes losses on business divestitures of approximately $300 million. Pretax book income from continuing operations subject to US and non-US income taxes for each of the three years ended December 31, was as follows:

                                                    (Stated in millions)
                                  2001           2000           1999
                                ---------      ----------     ----------
United States                    $   714        $     51       $   (172)
Outside United States                412             910            653
                                --------       ---------      ---------
Pretax income                    $ 1,126        $    961       $    481
                                ========       =========      =========

Schlumberger had net deductible temporary differences of $1.0 billion on December 31, 2001, $1.0 billion on December 31, 2000 and $1.1 billion on December 31, 1999. Temporary differences at December 31, 2001 pertain to postretirement medical benefits ($0.5 billion), employee benefits ($0.2 billion), and fixed assets, inventory and other ($0.2 billion).

The components of consolidated income tax expense from continuing operations were as follows:

                                                           (Stated in millions)
                                       2001             2000              1999
                                    -----------      -----------       -----------
Current:
   United States - Federal           $     337        $      21         $     (74)
   United States - State                    44                4                (7)
   Outside United States                   193              194               206
                                    -----------      -----------       -----------
                                     $     574        $     219         $     125
                                    -----------      -----------       -----------
Deferred:
   United States - Federal           $       5        $      (3)        $      14
   United States - State                     3               (2)                1
   Outside United States                    (7)              14                 1
                                    -----------      -----------       -----------
                                     $       1        $       9         $      16
                                    -----------      -----------       -----------
Consolidated taxes on income         $     575        $     228         $     141
                                    ===========      ===========       ===========

Effective tax rate                          51%              24%               30%
                                    ===========      ===========       ===========

During 2001, Schlumberger recorded several charges/credits in continuing operations as more fully described on page XXX. Excluding these charges/credits, the consolidated effective tax rate would have been 32%. Excluding the charges/credits and amortization of goodwill/intangibles, the consolidated effective tax rate would have been 27%. The variation from the US statutory federal tax rate (35%) and 27% was due primarily to a substantial proportion of operations in countries where taxation on income is lower than in the US.

For 2000 and 1999, the variations from the US statutory federal tax rate (35%) and Schlumberger effective tax rates were due to several factors, including a substantial proportion of operations in countries where taxation on income is lower than in the US partially offset by the effect of permanent book/tax differences in the US, such as goodwill amortization.

Leases and Lease Commitments
----------------------------

Total rental expense was $390 million in 2001, $287 million in 2000 and $303 million in 1999. Future minimum rental commitments under noncancelable leases for years ending December 31 are: $173 million in 2002; $152 million in 2003; $141 million in 2004; $108 million in 2005; and $108 million in 2006. For the ensuing three five-year periods, these commitments decrease from $300 million to $76 million. The minimum rentals over the remaining terms of the leases aggregate to $32 million.

Contingencies
-------------

The Consolidated Balance Sheet includes accruals for the estimated future costs associated with certain environmental remediation activities related to the past use or disposal of hazardous materials. Substantially all such costs relate to divested operations and to facilities or locations that are no longer in operation. Due to a number of uncertainties, including uncertainty of timing, the scope of remediation, future technology, regulatory changes and other factors, it is possible that the ultimate remediation costs may exceed the amounts estimated. However, in the opinion of management, such additional costs are not expected to be material relative to consolidated liquidity, financial position or future results of operations.

In addition, Schlumberger and its subsidiaries are party to various other legal proceedings. Although the ultimate disposition of these proceedings is not presently determinable, in the opinion of Schlumberger any liability that might ensue would not be material in relation to the consolidated liquidity, financial position or future results of operations.

Schlumberger' s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and receivables from clients. Schlumberger places its cash and cash equivalents with financial institutions and corporations, and limits the amount of credit exposure with any one of them. Schlumberger actively evaluates the creditworthiness of the issuers in which it invests. The receivables from clients are concentrated within a few significant industries and geographies.

Segment Information
-------------------

Schlumberger operates two reportable segments: Oilfield Services (OFS) and SchlumbergerSema (SLSEMA).

The Oilfield Services segment falls into four clearly defined economic and geographical areas and is evaluated on the following basis: First, North America
(NAM) is a major self-contained market. Second, Latin America (LAM) comprises regional markets that share a common dependence on the United States. Third, Europe (ECA) is another major self-contained market that includes the CIS and West Africa, whose economy is increasingly linked to that of Europe. Fourth, Other Eastern includes the remainder of the Eastern Hemisphere, which consists of many countries at different stages of economic development that share a common dependence on the oil and gas industry. The Oilfield Services segment provides virtually all exploration and production services required during the life of an oil and gas reservoir. Schlumberger believes that all the products/services are interrelated and expects similar performance from each.

The SchlumbergerSema segment is a leading information technology services company providing domain expertise and global capabilities delivered on a local basis. The company has proven capabilities delivering consulting, systems integration, managed services and products serving the telecommunications, energy & utilities, finance, transport, public sector markets and oil and gas markets.

Financial information for the years ended December 31, 2001, 2000 and 1999, by segment, is as follows:

                              ------------------------------------------------------------------------------------------------------
                                                              Other               Total                         Elims/
2001                              NAM      LAM       ECA     Eastern    Elims      OFS      SLSEMA   Other/(1)/  Other Consolidated
                              ------------------------------------------------------------------------------------------------------
Revenue                         $ 3,655  $ 1,479   $ 2,139   $ 2,105   $   395    $ 9,773   $ 3,045    $   997  $ (69)   $ 13,746
                              ======================================================================================================
Segment Income                  $   551  $   163   $   266   $   392   $   (84)   $ 1,288   $    30    $    30  $(303)   $  1,045
Minority Interest                     -        -         -         -        35         35         5          1     (3)         38
Income Tax Expense /(2)/            329       42        83        69        13        536        (7)        (3)  (114)        412
                              ------------------------------------------------------------------------------------------------------
Segment Income before tax
  and MI                        $   880  $   205   $   349   $   461   $   (36)   $ 1,859   $    28    $    28  $(420)   $  1,495
                              =========================================================================================
Interest Income                          $     5                                                                              154
                                        =========
Interest Expense                         $    (5)                                                                            (380)
                                        =========
Charges                                                                                                                      (143)
                                                                                                                       -------------
Pretax Income                                                                                                            $  1,126
                              ======================================================================================================
Segment Assets                  $ 3,086  $ 1,606   $ 2,206   $ 1,751   $ 2,691    $11,340   $ 8,254    $   367  $   -    $ 19,961
Corporate Assets                                                                                                            2,365
                                                                                                                       -------------
Total Assets                                                                                                             $ 22,326
                              ======================================================================================================
Depreciation/Amortization/(3)/  $   610  $   164   $   278   $   260   $    42    $ 1,354   $   131    $    56  $ 355    $  1,896
                              ======================================================================================================
Capital Expenditures /(3)/      $   999  $   238   $   317   $   395   $   211    $ 2,160   $   231    $    49  $  29    $  2,469
                              ------------------------------------------------------------------------------------------------------

/(1)/ Includes Semiconductor Solutions and the divested Resource Management Systems businesses.
/(2)/ 2001 income tax expense excludes $163 million related to the Charges. /(3)/ Includes multiclient seismic data costs.


                              ------------------------------------------------------------------------------------------------------
                                                              Other                Total                         Elims/
2000                              NAM      LAM       ECA     Eastern    Elims       OFS     SLSEMA    Other/(1)/  Other Consolidated
                              ------------------------------------------------------------------------------------------------------
Revenue                         $ 2,413  $ 1,151   $ 1,603   $ 1,646   $   333    $ 7,146   $ 1,049    $ 1,475  $ (59)   $  9,611
                              ======================================================================================================
Segment Income                  $   235  $    64   $   153   $   281   $    36      $ 769   $    28    $    51  $(133)   $    715
Minority Interest                     -        -         -         -        (1)        (1)        6          1      0           6
Income Tax Expense /(2)/            145       22        56        29        42        294       (22)         9    (63)        218
                              ------------------------------------------------------------------------------------------------------
Segment Income before tax
  and MI                        $   380  $    86   $   209   $   310   $    77    $ 1,062   $    12    $    61  $(196)   $    939
                              =========================================================================================
Interest Income                          $     5                                                                              297
                                        =========
Interest Expense                         $    (3)                                                                            (273)
                                        =========
Charges                                                                                                                        (2)
                                                                                                                       -------------
Pretax Income                                                                                                            $    961
                              ======================================================================================================
Segment Assets                  $ 2,984  $ 1,305   $ 1,689   $ 1,475   $ 1,884    $ 9,337   $ 1,339    $ 1,170  $   -    $ 11,846
Corporate Assets                                                                                                            5,327
                                                                                                                       -------------
Total Assets                                                                                                             $ 17,173
                              ======================================================================================================
Depreciation/Amortization/(3)/  $   403  $   187   $   221   $   229   $    12    $ 1,052   $    28    $    78  $ 113    $  1,271
                              ======================================================================================================
Capital Expenditures /(3)/      $   608  $   212   $   259   $   261   $    23    $ 1,363   $    42    $   133  $   8    $  1,546
                              ------------------------------------------------------------------------------------------------------

 /(1)/ Includes Semiconductor Solutions and the divested Resource Management Systems businesses.
 /(2)/ 2000 income tax expense excludes $10 million related to the Charges. /(3)/ Includes multiclient seismic data costs.

                                 --------------------------------------------------------------------------------------------------
                                                               Other              Total                        Elims/
1999                                  NAM      LAM      ECA     Eastern    Elims    OFS     SLSEMA  Other/(1)/ Other   Consolidated
                                 --------------------------------------------------------------------------------------------------
Revenue                             $1,649    $ 947  $ 1,514   $ 1,561    $  265  $ 5,936    $ 851    $1,640   $  (32)    $ 8,395
                                 ==================================================================================================
Segment Income                      $   84    $   -  $    83   $   237    $   39  $   442    $  41    $   48   $ (117)    $   414
Minority Interest                        -        -        -         -         -        -        9         2        -          11
Income Tax Expense /(2)/                40       20       42        56        15      174       13        (8)     (47)        132
                                 --------------------------------------------------------------------------------------------------
Segment Income before tax and MI    $  124    $  20  $   125   $   293    $   54  $   616    $  63    $   42   $ (164)    $   557
                                 ======================================================================================
Interest Income                               $   7                                                                           228
                                             =======
Interest Expense                              $  (6) $    (1)                                         $   (2)                (184)
                                             ================                                        =========
Charges                                                                                                                      (120)
                                                                                                                         ----------
Pretax Income                                                                                                             $   481
                                 ==================================================================================================
Segment Assets                      $1,787    $ 992  $ 1,414   $ 1,299    $1,954  $ 7,446    $ 655    $1,298   $    -     $ 9,399
Corporate Assets                                                                                                            5,682
                                                                                                                         ----------
Total Assets                                                                                                              $15,081
                                 ==================================================================================================
Depreciation/Amortization /(3)/     $  316    $ 156  $   226   $   236    $   16  $   950    $  35    $   68   $   97     $ 1,150
                                 ==================================================================================================
Capital Expenditures /(3)/            $  322    $ 189  $   161   $   183    $   68  $   923    $  29    $   57   $   10     $ 1,019
                                 --------------------------------------------------------------------------------------------------


(1) Includes Semiconductor Solutions and the divested Resource Management Systems businesses.
(2)  1999 income tax expense excludes $8 million related to the Charges.
(3)  Includes multiclient seismic data costs.

Corporate assets largely comprise short-term and long-term investments.

During the three years ended December 31, 2001, no single customer exceeded 10% of consolidated revenue.

The accounting policies of the segments are the same as those described in Summary of Accounting Policies.

Oilfield Services' net income eliminations include: certain headquarters administrative costs which are not allocated geographically, manufacturing and certain other operations, and costs maintained at the Oilfield Services level. In 2001, eliminations includes WesternGeco minority interest expense of $35 million.

Elims/Other principally comprises the amortization of goodwill and other intangibles ($347 million in 2001), as well as nonoperating expenses, such as certain intersegment charges and interest expense (except as shown above), which are not included in segment operating income.

Schlumberger did not have revenue from third-party customers in its country of domicile during the last three years. In each of the three years, only revenue in the US exceeded 10% of consolidated revenue. Revenue in the US in 2001, 2000 and 1999 was $5.1 billion, $3.5 billion and $2.5 billion, respectively.

Pension and Other Benefit Plans
-------------------------------

US PENSION PLANS

Schlumberger and its US subsidiary sponsor several defined benefit pension plans that cover substantially all employees. The benefits are based on years of service and compensation on a career-average pay basis. These plans are fully funded with a trustee in respect to past and current service. Charges to expense are based upon costs computed by independent actuaries. The funding policy is to annually contribute amounts that are allowable for federal income tax purposes. These contributions are intended to provide for benefits earned to date and those expected to be earned in the future.

The assumed discount rate, compensation increases and return on plan assets used to determine pension expense in 2001 were 7.5%, 4.5% and 9%, respectively. In 2000, the assumptions were 7.75%, 4.5% and 9%, respectively. In 1999, the assumptions were 7%, 4.5% and 9%, respectively.

Net pension cost in the US for 2001, 2000 and 1999, included the following components:

                                                                          (Stated in millions)
                                            2001                2000                1999
                                         ------------        ------------        ------------
Service cost-benefits earned
   during the period                      $       38          $       32          $       45
Interest cost on projected
   benefit obligation                             84                  76                  73
Expected return on plan assets
   (actual return: 2001 - $(70);
   2000 - $(2); 1999 - $211)                    (101)                (97)                (86)
Amortization of transition
   assets                                         (1)                 (1)                 (2)
Amortization of prior service
   cost/other                                      7                   5                   6
Amortization of unrecognized
   net gain                                       (4)                (11)                  -

                                         ------------        ------------        ------------
   Net pension cost                       $       23          $        4          $       36
                                         ============        ============        ============

Effective January 1, 2000, Schlumberger and its subsidiaries amended their pension plans to improve retirement benefits for active employees.

The change in the projected benefit obligation, plan assets and funded status of the plans on December 31, 2001 and 2000, was as follows:

                                                                          (Stated in millions)
                                                              2001                   2000
                                                          ------------           ------------
Projected benefit obligation at
   beginning of the year                                   $    1,105             $    1,048
Service cost                                                       38                     32
Interest cost                                                      84                     76
Actuarial losses                                                   96                     17
Benefits paid                                                     (69)                   (62)
Amendments                                                          -                     (6)
                                                          ------------           ------------
Projected benefit obligation at
   end of the year                                         $    1,254             $    1,105
                                                          ============           ============

Plan assets at market value at
   beginning of the year                                   $    1,212             $    1,276
Actual return on plan assets                                      (70)                    (2)
Employer contribution                                               1                      -
Benefits paid                                                     (69)                   (62)
                                                          ------------           ------------
Plan assets at market value at
   end of the year                                         $    1,074             $    1,212
                                                          ============           ============

Excess of assets over projected
   benefit obligation                                      $     (180)            $      107
Unrecognized net gain                                               1                   (266)
Unrecognized prior service cost                                    27                     30
Unrecognized net asset at
   transition date                                                  -                     (1)
                                                          ------------           ------------
Pension liability                                          $     (152)            $     (130)
                                                          ============           ============

The assumed discount rate, the rate of compensation increases and the expected long-term rate of return on plan assets used to determine the projected benefit obligations were 7.25%, 4.5% and 9%, respectively, in 2001, and 7.5%, 4.5% and 9%, respectively, in 2000. Plan assets on December 31, 2001, consisted of common stocks ($630 million), cash or cash equivalents ($48 million), fixed income investments ($326 million) and other investments ($70 million). On December 31, 2001, there is no investment of the plan assets in Schlumberger common stock.

NON-US PENSION PLANS

Outside the US, subsidiaries of Schlumberger sponsor several defined benefit and defined contribution plans that cover substantially all employees who are not covered by statutory plans. For defined benefit plans, charges to expense are based upon costs computed by independent actuaries. These plans are substantially fully funded with trustees in respect to past and current service. For all defined benefit plans, pension expense was $52 million, $23 million and $19 million in 2001, 2000 and 1999, respectively. Based on plan assets and the projected benefit obligation, the only significant defined benefit plan is in the UK.

The assumed discount rate, compensation increases and return on plan assets used to determine pension expense in 2001 and 2000 were 6%, 4% and 9%, respectively. In 1999, the assumptions were 7%, 4% and 9%, respectively.

Net pension cost in the UK plan for 2001 (including the Sema plc plans), 2000 and 1999 (translated into US dollars at the average exchange rate for the periods), included the following components:

                                                                         (Stated in millions)
                                               2001                2000                 1999
                                         -----------          ----------           ----------
Service cost-benefits earned
   during the period                      $      47            $     22             $     22
Interest cost on projected
   benefit obligation                            44                  17                   15
Expected return on plan assets
   (actual return: 2001 - ($47);
   2000 - ($28); 1999 - $106)                   (68)                (34)                 (33)
Amortization of transition
   asset and other                               (2)                 (5)                  (6)

                                         -----------          ----------           ----------
Net pension cost                          $      21            $      -             $     (2)
                                         ===========          ==========           ==========

The change in the projected benefit obligation, plan assets and funded status of the plan, including the Sema plc plans (translated into US dollars at year-end exchange rates) was as follows:

                                                            (Stated in millions)
                                              2001                    2000
                                           -----------             -----------
Projected benefit obligation at
   beginning of the year                    $     311               $     290
Acquisition of Sema                               580                       -
Service cost                                       47                      22
Interest cost                                      44                      17
Actuarial losses                                   55                      19
Gain in exchange                                   (2)                    (26)
Benefits paid                                     (21)                    (11)
Disposals                                         (25)                      -
Projected benefit obligation at
                                           -----------             -----------
   end of the year                          $     989               $     311
                                           ===========             ===========

Plan assets at market value at
   beginning of the year                    $     385               $     454
Acquisition of Sema                               540                       -
Actual return on plan assets                      (47)                    (28)
Loss in exchange                                   (5)                    (38)
Employer contribution                              31                       7
Employee contributions                              6                       1
Benefits paid                                     (21)                    (11)
Disposals                                         (21)
Plan assets at market value at
                                           -----------             -----------
   end of the year                          $     868               $     385
                                           ===========             ===========

Excess of assets over projected
   benefit obligation                       $    (121)              $      74
Unrecognized net gain                             131                     (39)
Unrecognized prior service cost                     1                       1
Unrecognized net asset at
   transition date                                 (1)                     (2)
                                           -----------             -----------
Pension asset                               $      10               $      34
                                           ===========             ===========


The assumed discount rate and rate of compensation increases used to determine the projected benefit obligation were 6% and 4%, respectively, in 2001, and 6.5% and 4%, respectively, in 2000; the expected long-term rate of return on plan assets was 9% in 2001 and 2000. Plan assets consisted of common stocks ($702 million), cash or cash equivalents ($23 million) and fixed income investments ($143 million). None of the plan assets represented Schlumberger common stock.

For defined contribution plans, funding and cost are generally based upon a predetermined percentage of employee compensation. Charges to expense in 2001, 2000 and 1999, were $32 million, $22 million and $24 million, respectively.

OTHER DEFERRED BENEFITS

In addition to providing pension benefits, Schlumberger and its subsidiaries have other deferred benefit programs, primarily profit sharing. Expenses for these programs were $192 million, $114 million and $73 million in 2001, 2000 and 1999, respectively.

HEALTH CARE BENEFITS

Schlumberger and its US subsidiary provide health care benefits for certain active employees. The cost of providing these benefits is recognized as expense when incurred and aggregated $68 million, $60 million and $53 million in 2001, 2000 and 1999, respectively. Outside the US, such benefits are mostly provided through government-sponsored programs.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Schlumberger and its US subsidiary provide certain health care benefits to former employees who have retired under the US pension plans.

The principal actuarial assumptions used to measure costs were a discount rate of 7.5% in 2001, 7.75% in 2000 and 7% in 1999. The overall medical cost trend rate assumption is 9.5% graded to 5% over the next six years and 5% thereafter.

Net periodic postretirement benefit cost in the US for 2001, 2000 and 1999, included the following components:

                                                            (Stated in millions)
                                       2001          2000             1999
                                    ----------    ----------      -----------
Service cost - benefits
 earned during the period           $       13    $       10      $        11
Interest cost on accumulated
 postretirement benefit obligation          32            28               23
Amortization of unrecognized net
 gain and other                             (1)           (3)              (3)
                                    ----------    ----------      -----------
                                    $       44    $       35      $        31
                                    ==========    ==========      ===========

The change in accumulated postretirement benefit obligation and funded status on December 31, 2001 and 2000, was as follows:

                                                            (Stated in millions)
                                                 2001              2000
                                             -------------     -------------

Accumulated postretirement benefit
 obligation at beginning of the year         $         398     $         320
Service cost                                            13                10
Interest cost                                           32                28
Actuarial losses (gains)                                53                57
Benefits paid                                          (18)              (17)
                                             -------------     -------------
Accumulated postretirement benefit
 obligation at the end of the year
Unrecognized net gain                                  478               398
Unrecognized prior service cost/other                   14                67
Postretirement benefit liability                        13                11

                                             -------------     -------------
  on December 31                             $         505     $         476
                                             =============     =============


The components of the accumulated postretirement benefit obligation on December 31, 2001 and 2000, were as follows:

                                          (Stated in millions)
                            2001                 2000
                        -------------       -------------

Retirees                $         237       $         216
Fully eligible                     67                  47
Actives                           174                 135
                        -------------       -------------
                        $         478       $         398
                        =============       =============


The assumed discount rate used to determine the accumulated postretirement benefit obligation was 7.25% for 2001 and 7.50% for 2000.

If the assumed medical cost trend rate was increased by one percentage point, health care cost in 2001 would have been $53 million, and the accumulated postretirement benefit obligation would have been $560 million on December 31, 2001.

If the assumed medical cost trend rate was decreased by one percentage point, health care cost in 2001 would have been $38 million, and the accumulated postretirement benefit obligation would have been $412 million on December 31, 2001.

Supplementary Information
-------------------------

Operating revenue and related cost of goods sold and services for continuing operations comprised the following:

                                                        (Stated in  millions)
Year ended December 31,        2001            2000             1999
-----------------------    ------------    ------------     ------------

Operating revenue
   Products                $      4,896    $      4,225     $      3,822
   Services                       8,850           5,386            4,573
                           ------------    ------------     ------------
                           $     13,746    $      9,611     $      8,395
                           ============    ============     ============

Direct operating costs
   Goods sold              $      2,876    $      2,582     $      2,461
   Services                       7,255           4,790            4,288
                           ------------    ------------     ------------
                           $     10,131    $      7,372     $      6,749
                           ============    ============     ============

Cash paid for interest and income taxes for continuing operations was as follows:

                                                  (Stated in millions)

Year ended December 31,      2001          2000         1999
                           --------      --------     ---------

Interest                   $    363      $    268     $     200
Income taxes               $    298      $    231     $     182


Accounts payable and accrued liabilities are summarized as follows:

                                                 (Stated in millions)
Year ended December 31,            2001                 2000
                              -------------        -------------

Payroll, vacation and
  employee benefits           $         929        $         672
Trade                                 1,184                  946
Taxes, other than income                312                  204
Other                                 2,082                1,089
                              -------------        -------------
                              $       4,507        $       2,911
                              =============        =============


Interest and other income includes the following:

                                                                    (Stated in millions)
                                           2001            2000            1999
                                       -------------   ------------   -------------
                                       $         159   $        302   $         235
Interest income
Equity in net earnings of
   affiliated companies                           62             39              19
Gain on sale of business                           -             82               -
Gain on sale of financial instruments             21              -             103
                                       -------------   ------------   -------------
                                       $         242   $        423   $         357
                                       =============   ============   =============

                    Schlumberger Limited (Schlumberger N.V.)

             Proxy Solicitation on Behalf of the Board of Directors

                     Annual General Meeting of Stockholders



          The undersigned, having received the Notice and Proxy Statement of the
 P Annual General Meeting of Stockholders and the 2001 Annual Report to Stockholders, hereby appoints Lupe A. Bosnie, Olette Pierik, Jan A. Konig
 R and Leoni van Roggen and each of them, proxies, with power of subsititution, to vote in the manner indicated on the reverse side hereof,
 O and with discretionary authority as to any other matters that may properly come before the meeting, all my (our) shares of record of Schlumberger
 X Limited (Schlumberger N.V.) at the Annual General Meeting of Stockholders to be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao,
 Y Netherlands Antilles on April 10, 2002, and at any adjournment or adjournments thereof.

          If no other indication is made, the proxies will vote FOR the election of the director nominees and FOR Proposals 2 and 3.

-----------------                                              -----------------
   SEE REVERSE     Continued and to be signed on reverse side     SEE REVERSE
      SIDE                                                             SIDE
-----------------                                              -----------------

-----                                                                 --------
       Please mark
  X    votes as in
       this example
-----                                                                 --------

       Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors' recommendations. Directors recommend a vote FOR items 1, 2 and 3.

       1. Election of 11 Directors                                    2. Adoption and approval of       FOR     AGAINST     ABSTAIN
          Nominees: D.E. Baird, J. Deutch, J. Gorelick, A. Gould,        Financials and Dividends       [_]       [_]         [_]
          A. Lajous, A. Levy-Lang, W.T. McCormick, Jr.,
          D. Primat, N. Seydoux, L.G. Stuntz,
          S. Ullring                                                  3. Approval of Auditors           [_]       [_]         [_]


            FOR                 WITHHELD
            ALL                 FROM ALL
          NOMINEES  [_]         NOMINEES    [_]



          FOR ALL NOMINEES
             EXCEPT THOSE
          NOTED IN THE BLANK    [_] _________________



                                                       MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT      [_]


                                                       Please sign names exactly as printed hereon. If
                                                       signing as attorney, administrator, executor,
                                                       guardian or trustee, please give full title as
                                                       such. Please sign, date and return in the enclosed
                                                       envelope.


Signature:_________________________ Date:_______  Signature:_________________________ Date:_______